Exhibit 10.6

Execution Version

ACQUISITION AGREEMENT

Among

ALLEYTON RESOURCE CORPORATION,

COLORADO GULF, LP,

TEXAS CGC, LLC,

BARTEN SHEPARD INVESTMENTS, LP,

TBGSI CORP.,

THE INDIVIDUALS SIGNATORY HERETO

and

SUMMIT MATERIALS, LLC

Dated as of December 5, 2013

i

SECTION 10.16	Compensation; Exculpation.	53
SECTION 10.17	Accredited Investor Representations	53

Exhibits

Exhibit A	–	FORM OF ALCOMAT FORMATION DOCUMENTS

Exhibit B	–	FORM OF COLORADO FORMATION DOCUMENTS

Exhibit C	–	FORM OF ALLEYTON FORMATION DOCUMENTS

Exhibit D	–	FORM OF EARN-OUT

Exhibit E	–	FORM OF BSI PROPERTIES DEEDS

Exhibit F	–	FORM OF SPOUSAL CONSENT

Exhibit G	–	FORM OF GENERAL RELEASE

Exhibit H	–	ACCREDITED INVESTOR REPRESENTATIONS

Exhibit I	–	FORM OF EMPLOYMENT AGREEMENT

ACQUISITION AGREEMENT

THIS ACQUISITION AGREEMENT, dated as of December 5, 2013 (this “Agreement”), is by and among Summit Materials, LLC, a Delaware limited liability company (“Acquiror”), Alleyton Resource Corporation, a Texas corporation (“Alleyton”), Colorado Gulf, LP, a Texas limited partnership (“Colorado”), Texas CGC, LLC, a Texas limited liability company (“CGC”), Barten Shepard Investments, LP, a Texas limited partnership (“BSI”), TBGSI Corp., a Texas corporation (“TBGSI”), and the individuals signatory hereto (collectively the “Equityholders”). Alleyton and Colorado are sometimes each referred to as a “Company” and collectively as the “Companies”.

RECITALS

A. Alleyton, located in the Houston, Texas area, conducts the following businesses: (i) the production and sale of ready-mixed concrete; (ii) concrete pumping; (iii) aggregate production, storage and sale; and (iv) trucking and hauling of aggregate products (collectively, along with related activities, the “Business”).

B. Colorado, located in the Houston, Texas area is in the business of arranging trucking services for Alleyton and third parties.

C. BSI owns (i) the property informally known as the Monahan Plant Property including the surface rights and rights to the sand and gravel therein, as more fully described on Schedule 3.7(b) hereto (the “Monahan Property”), and (ii) the property informally known as the Vox property, including the surface rights thereof, as more fully described on Schedule 3.7(b) hereto (the “Vox Property” and together with the Monahan Property, the “BSI Properties”).

D. The respective Equityholders set forth on Schedule 3.2 hereto own the equity interests in Alleyton set forth thereon (the “Alleyton Sellers”); the respective Equityholders set forth on Schedule 3.2 hereto and CGC own the equity interests in Colorado set forth thereon (the “Colorado Sellers”); and the respective Equityholders set forth on Schedule 3.2 hereto and TBGSI own the equity interests in BSI set forth thereon (the “BSI Holders”).

E. No later than two Business Days prior to the Closing Date and as more specifically provided for herein, Alcomat, Inc., a Texas corporation (“Alcomat”), a wholly-owned subsidiary of Alleyton, will convert into a Delaware limited liability company.

F. No later than one Business Day prior to the Closing Date and as more specifically provided for herein, Colorado will convert into a Delaware limited liability company.

G. No later than one Business Day prior to the Closing Date and as more specifically provided for herein, Alleyton will convert into a Delaware limited liability company.

H. The Alleyton Sellers desire to transfer and sell the limited liability company units in Alleyton and the Colorado Sellers desire to transfer and sell the limited liability company units in Colorado to Acquiror and the BSI Holders and BSI desire to sell the BSI Properties, and Acquiror desires to acquire such equity interests and properties as more fully set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained in this Agreement and for other valuable consideration, the Equityholders, the Companies, BSI, CGC, TBGSI and Acquiror agree as follows:

ARTICLE I.

DEFINED TERMS

The following terms have the meanings set forth in the pages indicated below:

Acquiror	1
Acquiror Indemnified Parties	38
Acquiror Indemnifying Party	38
Adjacent Property	37
affiliate	32
Agreement	1
Alcomat	1
Alcomat Balance Sheet	13
Alcomat Properties	35
Alcomat Title Insurance Policies	35
Alcomat Title Objections	36
Alleyton	1
Alleyton Balance Sheet	13
Alleyton Sellers	1
Alleyton Units	4
Allied Concrete return	26
Ancillary Agreements	7
Asbestos Claims	22
Balance Sheet Date	13
Balance Sheets	13
Brune Lease	37
Brune Property	37
BSI	1
BSI Holders	1
BSI Interests	11
BSI Properties	1
BSI Properties Deeds	43
BSI Title Documents	15
Business	1
Business Day	5
Buy-Sell Agreements	36
Cash	6
CGC	1
Claim	19
Closing	5
Closing Cash	6
Closing Date	5

Closing Date Companies Purchase Price	5
Closing Date Net Working Capital	6
Closing Date Receivables	41
Closing Indebtedness	6
Closing Share	8
Co-investment	9
Colorado	1
Colorado Balance Sheet	13
Colorado Cash	6
Colorado County Aggregates Reserves Agreements	36
Colorado Sellers	1
Colorado Units	4
Companies	1
Company	1
Company Employee	17
Confidential Information	33
Contest	42
Conversion	4
Customer	32
Cut-Off Date	37
Deficiency	10
Designated Accounts	8
Disclosure Schedules	11
Easements	16
Employment Agreements	46
Encumbrances	14
Environmental Claims	39
Environmental Damages	19
Environmental Requirements	19
Equity Interest Sellers	8
Equity Interests	4
Equityholders	1
ERISA	20
ERISA Plans	20
Estimated Purchase Price	6

Estimated Purchase Price Calculation Statement	8
Excess	10
Excluded Liabilities	5
Final Purchase Price Calculation Statement	9
Financial Statements	13
Former Real Property	19
Fraud Claim	39
Fundamental Claim	39
GAAP	6
Governmental Authority	12
Hazardous Materials	19
HSR Act	12
Indebtedness	6
Indemnified Parties	38
Indemnifying Parties	38
Independent Accountant	10
Installment Share	7
IRS	21
Law	12
Leased Property	14
LIBOR Rate	38
Losses	38
Major Sellers	7
Material Adverse Change	44
Material Contracts	23
Monahan Property	1
Names	26
Net Working Capital	6
Net Working Capital Adjustment	6
Net Working Capital Target	6
Non-Compete Period	31
Non-ERISA Plans	20
Notice of Disagreement	9
Order	30
Organizational Documents	12
Owens Property	17
Owens Purchase Agreement	17
Owens Title Insurance Policy	36
Owens Title Objections	36
Owned Property	14

Partnership Conversion	4
Pension Plans	20
Permit	22
Permitted Encumbrances	14
Person	30
Principles	6
Pro Rata Share	8
Proceeding	12
Property Leases	15
Real Property	14
Related Rights	14
Release	19
Remediation	19
Representatives	33
Schedule of Expenses	8
Seller Indemnified Parties	38
Seller Indemnifying Parties	38
Seller Parties	5
Seller Representative	50
Sellers	5
Silicosis Claims	22
Spousal Consent	44
Subsidiary Conversion	4
Tax Claim	39
tax or taxes	26
tax return	26
TBGSI	1
Termination Date	47
Threshold Amount	39
Title Documents	15
Total Cash at Closing	5
Total Purchase Price	6
Transaction Expenses	7
Transactions	5
Trust Property	36
Vox Property	1
Vox Property Cash	7
Vox Property Development	7
Vox Property Development Expenses	7
Vox Property Payables	7
Welfare Plans	20

ARTICLE II.

PURCHASE AND SALE

SECTION 2.1 Conversions of Alleyton, Colorado and Alcomat.

(a) No later than two Business Days prior to the Closing Date and one Business Day prior to the Conversion, Alcomat will convert into a limited liability company under Section 18-214 of the Delaware Limited Liability Company Act (the “Subsidiary Conversion”). The certificate of formation and limited liability company agreement of Alcomat as a Delaware limited liability company shall be substantially in the form set forth on Exhibit A hereto. Alcomat as a limited liability company is and shall be considered for all purposes (other than tax) the same company that it was prior to the Subsidiary Conversion and all references to Alcomat herein shall refer to such company as a corporation prior to the Subsidiary Conversion and a limited liability company after the Subsidiary Conversion.

(b) No later than one Business Day prior to the Closing Date, Colorado will convert into a limited liability company under Section 18-214 of the Delaware Limited Liability Company Act (the “Partnership Conversion”). The certificate of formation and limited liability company agreement of Colorado as a Delaware limited liability company shall be substantially in the form set forth on Exhibit B hereto. Colorado as a limited liability company is and shall be considered for all purposes the same company that it was prior to the Partnership Conversion and all references to Colorado herein shall refer to such company as a limited partnership prior to the Partnership Conversion and a limited liability company after the Partnership Conversion.

(c) No later than one Business Day prior to the Closing Date, Alleyton will convert into a Delaware limited liability company under Section 18-214 of the Delaware Limited Liability Company Act (the “Conversion”), and each of the Alleyton Sellers shall receive one limited liability company unit in such limited liability company for each share of Alleyton held by such Alleyton Seller immediately prior to the Conversion. The certificate of formation and limited liability company agreement of Alleyton shall be substantially in the form set forth on Exhibit C hereto. Alleyton as a limited liability company is and shall be considered for all purposes (other than tax) the same company that it was prior to the Conversion and all references to Alleyton herein shall refer to such company as a corporation prior to the Conversion and a limited liability company after the Conversion.

SECTION 2.2 Acquisition of Equity Interests and BSI Properties.

(a) On the Closing Date, subject to the terms of this Agreement and in exchange for the consideration set forth in Sections 2.5, 2.7, 2.8, 2.9, 2.11 and 2.12: (i) the Alleyton Sellers shall sell, transfer and deliver to Acquiror, and Acquiror shall purchase from the Alleyton Sellers, 100% of the outstanding limited liability company units of Alleyton (the “Alleyton Units”) free and clear of all liens and encumbrances; and (ii) the Colorado Sellers shall sell, transfer and deliver to Acquiror, and Acquiror shall purchase from the Colorado Sellers, 100% of the outstanding limited liability company units in Colorado (the “Colorado Units”), free and clear of all liens and encumbrances. As used herein, the “Equity Interests” shall refer to (x) prior to the Partnership Conversion and the Conversion, 100% of the outstanding shares of capital stock of Alleyton and the outstanding partnership interests of Colorado collectively, and (y) after the Conversion and the Partnership Conversion, the Alleyton Units and the Colorado Units collectively. On the Closing Date and immediately after the Acquiror’s acquisition of the Alleyton Units, subject to the terms of this Agreement, and in exchange for the consideration set forth in Section 2.6, BSI shall sell, transfer and deliver the BSI Properties to Alleyton free and clear of all Encumbrances, other than Permitted Encumbrances.

(b) Except as set forth on Schedule 2.2(b), notwithstanding any other provision of this Agreement, any Schedule or Exhibit hereto or any Ancillary Agreement to the contrary, and regardless of any disclosure to Acquiror, Acquiror is not assuming any debts, leases, obligations or liabilities of BSI whatsoever, whether known or unknown, actual or contingent, matured or unmatured, currently existing or arising in the future (the “Excluded Liabilities”), which shall remain the responsibility of BSI.

SECTION 2.3 Closing. The closing (the “Closing”) of the transactions contemplated hereby (such transactions, including, without limitation, the Conversion and Subsidiary Conversion, the “Transactions”) shall take place at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, NY at 10:00 a.m., Eastern time, on the third Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the parties set forth in Articles VII and VIII (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date) , or at such other place or at such other time or on such other date as the parties mutually may agree in writing. The day on which the Closing takes place is referred to as the “Closing Date.” “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York.

SECTION 2.4 Subsequent Actions. If, at any time after the Closing, Acquiror shall consider or be advised that any deeds, bills of sale, assignments, assurances or other documents or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in Acquiror (or Alleyton with respect to the BSI Properties), its right, title or interest in, to or under the Equity Interests or the BSI Properties, the Alleyton Sellers, Colorado Sellers and BSI (such parties collectively, the “Sellers”) and their respective officers and directors, if any, shall, and the officers and directors of Acquiror and Alleyton shall be authorized to, on their behalf, execute and deliver, in the name of and on behalf of the respective Sellers all such deeds, bills of sale, assignments, assurances or other documents and to take and do, in the name and on behalf of the respective Sellers, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under the Equity Interests or the BSI Properties, as the case may be, or otherwise to carry out this Agreement and the Transactions. The Equityholders and CGC are collectively referred to herein as the “Seller Parties.”

SECTION 2.5 Closing Date Companies Purchase Price.

(a) Purchase Price. Subject to the terms and conditions set forth in this Agreement, in reliance on the representations, warranties, covenants and agreements of the parties contained herein and in consideration of the sale, conveyance, assignment, transfer and delivery of the Equity Interests, the purchase price for such Equity Interests shall be an amount equal to the result of the following (the result of clauses (i) through (vi) below being referred to herein as the “Closing Date Companies Purchase Price”):

(i) $169,250,000 (the “Total Cash at Closing”), subject to adjustment as provided herein; plus

(ii) Closing Cash; minus

(iii) the Closing Indebtedness; minus

(iv) the Transaction Expenses, to the extent not (A) paid by the Seller Parties prior to the Closing Date or (B) accrued for purposes of the Net Working Capital Adjustment; plus

(v) the Net Working Capital Adjustment, if the Closing Date Net Working Capital exceeds the Net Working Capital Target; minus

(vi) the Net Working Capital Adjustment, if the Net Working Capital Target exceeds the Closing Date Net Working Capital.

(b) Certain Defined Terms. The following terms, as used herein, have the following meanings:

(i) “Cash” means the cash of the Companies (on a consolidated basis), calculated in accordance with generally accepted accounting principles (“GAAP”) applied on a basis consistent with the preparation of the Financial Statements. “Colorado Cash means the cash of Colorado calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

(ii) “Closing Cash” means the sum of (i) the aggregate Cash and (ii) Vox Property Cash as of the Closing Date.

(iii) “Closing Indebtedness” means the aggregate Indebtedness of the Companies (on a consolidated basis) as of the Closing.

(iv) “Closing Date Net Working Capital” means the amount of Net Working Capital as of the Closing Date.

(v) “Estimated Purchase Price” means the estimate of the Closing Date Companies Purchase Price established pursuant to Section 2.9(a).

(vi) “Indebtedness” means (A) all indebtedness for borrowed money or equivalents thereof, (B) any other indebtedness that is evidenced by a note, bond, debenture, draft or similar instrument or equivalents thereof, (C) notes payable, (D) letters of credit and any other agreements relating to the borrowing of money or extension of credit or equivalents thereof, (E) all obligations under financing or equipment leases other than those equipment leases set forth on Schedule 2.5(b)(vi) and (F) all direct and indirect guarantees and arrangements having the economic effect of a guarantee of or by a Person of any Indebtedness of any other Person.

(vii) “Net Working Capital” means (A) the sum of the book values of the line items set forth on Schedule 2.5(b)(vii) under the heading “Current Assets”, minus (B) the sum of the book values of the line items set forth on Schedule 2.5(b)(vii) under the heading “Current Liabilities”, in each case, calculated in accordance with GAAP and, to the extent in accordance with GAAP, the principles, procedures, assumptions and methodologies applied in the example calculation on Schedule 2.5(b) (vii) (the “Principles”)”.

(viii) “Net Working Capital Adjustment” means an amount equal to the difference between (A) the Closing Date Net Working Capital and (B) the Net Working Capital Target.

(ix) “Net Working Capital Target” means the amount determined in accordance with the instructions on Schedule 2.5(b)(vii).

(x) “Total Purchase Price” means the sum of (A) the Closing Date Companies Purchase Price, plus (B) Closing Indebtedness, plus (C) Transaction Expenses, plus (D) the Excess, if any, plus (E) the BSI Properties Purchase Price paid pursuant to Section 2.6, plus (F) all installment payments paid pursuant to Section 2.7(a), plus (G) all non-compete payments paid pursuant to Section 2.7(b), plus (H) all earn-out payments paid pursuant to Section 2.8, less (I) Closing Cash and less (J) the Deficiency, if any.

(xi) “Transaction Expenses” means all fees and expenses payable or incurred by any one or more of the Seller Parties or the Companies in connection with the preparation, negotiation, execution, delivery and performance of this Agreement or the agreements to be executed and delivered in accordance with the terms hereof (the “Ancillary Agreements”) and the consummation of the Transactions, including, without limitation, fees and expenses payable to all attorneys, accountants, financial advisors, consultants and other professionals and bankers’, brokers’ or finders’ fees for Persons not engaged by Acquiror.

(xii) “Vox Property Cash” means Cash used to pay Vox Property Development Expenses incurred for goods or services provided after the date hereof and prior to Closing. For avoidance of doubt there can be no double counting of Cash as of the Closing Date and Vox Property Cash.

(xiii) “Vox Property Development” means the Companies’ and BSI’s ongoing development of a sand and gravel pit on the Vox Property.

(xiv) “Vox Property Development Expenses” means expenses incurred by the Companies and BSI in connection with the Vox Property Development.

(xv) “Vox Property Payables” means accounts payable outstanding on the Closing Date for Vox Property Development Expenses that were incurred for goods or services provided after the date hereof and prior to Closing.

SECTION 2.6 BSI Properties Purchase Price. Subject to the terms and conditions set forth in this Agreement, in reliance on the representations, warranties, covenants and agreements of BSI contained herein and in consideration of the sale, conveyance, assignment, transfer and delivery of the BSI Properties to Alleyton pursuant to Section 2.2(a) hereto, on the Closing Date Acquiror shall pay $10,000,000 to BSI on behalf of Alleyton.

SECTION 2.7 Installment Payments; Non-Compete Payments.

(a) In addition to the other consideration set forth herein, subject to the terms and conditions set forth in this Agreement, including Section 6.3(e) hereof, in reliance on the representations, warranties, covenants and agreements of the parties contained herein and in consideration of the sale, conveyance, assignment, transfer and delivery of the Alleyton Units, the Acquiror shall pay to each of the Alleyton Sellers set forth on Schedule 2.7 hereto (the “Major Sellers”) its respective percentage as set forth on Schedule 2.7 hereto (each such Major Seller’s percentage set forth on Schedule 2.7 hereto being defined as its “Installment Share”) of an aggregate amount of $20,750,000, payable in installments of each such Major Seller’s Installment Share of $2,964,285.72, payable on each of the first seven anniversaries of the Closing Date. Each such installment payment shall be made in immediately available funds payable by wire transfer to the applicable Designated Account. The parties agree that such payment includes imputed interest at the Federal mid-term rate in accordance with Section 1274 of the Code and that such portion of each installment payment will be treated as interest for U.S. federal income tax purposes.

(b) In addition to the other consideration set forth herein, subject to the terms and conditions set forth in this Agreement, in reliance on the representations, warranties, covenants and agreements of the parties contained herein including Section 5.5, the Acquiror shall pay to each of the Major Sellers its Installment Share of a non-compete payment in an aggregate amount of $5,000,000, payable in installments of each such Major Seller’s Installment Share of $714,285.72, payable on each of the first seven anniversaries of the Closing Date. Each such non-compete payment shall be made in immediately available funds payable by wire transfer to the applicable Designated Account.

SECTION 2.8 Earn-out. In addition to the other consideration set forth herein, subject to the terms and conditions set forth in this Agreement, in reliance on the representations, warranties, covenants and agreements of the parties contained herein, including Section 5.5, and in consideration of the sale, conveyance, assignment, transfer and delivery of the Alleyton Units, each Alleyton Seller will be entitled to receive a percentage of the earn-out payment as more particularly described on Exhibit D hereto equal to its respective percentage ownership in the Alleyton Units as set forth on Schedule 2.8 hereto (each such Alleyton Seller’s percentage of the Alleyton Units being defined as its “Pro Rata Share”). The parties agree that such payment includes imputed interest at the Federal mid-term rate in accordance with Section 1274 of the Code and that such portion of each earn-out payment will be treated as interest for U.S. federal income tax purposes.

SECTION 2.9 The Estimated Purchase Price.

(a) Not later than five Business Days prior to the Closing, the Seller Representative shall, for purposes of calculating the Estimated Purchase Price, deliver to Acquiror a schedule, in substantially the form set forth on Schedule 2.9(a) (the “Estimated Purchase Price Calculation Statement”) prepared in accordance with the Principles, certifying in reasonable detail the Sellers’ good faith, reasonable estimate of the amount of the following: (i) Closing Cash, (ii) Closing Indebtedness, (iii) Transaction Expenses, and (iv) based on the foregoing, the Sellers’ good faith, reasonable estimate of the amount of the Closing Date Companies Purchase Price. The Net Working Capital Adjustment will be assumed to be zero dollars ($0.00) for purposes of the Estimated Purchase Price.

(b) The Estimated Purchase Price Calculation Statement, and the amounts referenced in subsections 2.9(a)(i)-(iv) above, shall be subject to Acquiror’s written approval.

(c) At the Closing, Acquiror shall:

(i) pay to the Colorado Sellers in the aggregate the sum of (A) $5,000,000 plus (B) an amount equal to Colorado Cash, and to the Alleyton Sellers in the aggregate an amount equal to the Estimated Purchase Price less the sum of (A) $5,000,000 plus (B) an amount equal to Colorado Cash, (such Alleyton Sellers and Colorado Sellers, collectively, the “Equity Interest Sellers”) with each of such Equity Interest Sellers receiving a percentage of the amount payable with respect to the Alleyton Units or Colorado Units, as the case may be, equal to its respective percentage set forth on Schedule 2.9(c)(i) hereto (each such Equity Interest Seller’s percentage set forth on Schedule 2.9(c)(i) hereto being defined as its “Closing Share”) by wire transfer of immediately available funds to the account of each Equity Interest Seller designated in writing by the Seller Representative (the “Designated Accounts”);

(ii) pay the Closing Indebtedness that is required to be paid at Closing, to the respective creditors; and

(iii) deposit or pay the Transaction Expenses pursuant to and in accordance with Section 2.10.

SECTION 2.10 Expenses. Not later than one Business Day prior to the delivery of the Estimated Purchase Price Calculation Statement to Acquiror in accordance with Section 2.9, the Seller Representative will provide to Acquiror on behalf of all of the Seller Parties an itemized schedule (the “Schedule of Expenses”) containing (i) a true and complete list of all unpaid Transaction Expenses for which bills have been received, (ii) a good faith estimate of all such additional Transaction Expenses that have been incurred but not paid or will have been incurred but not paid as of the Closing Date, but are not reflected in clause (i) hereof and (iii) a good faith estimate of all additional Transaction Expenses that are expected to be incurred after the Closing Date, together with a certificate of the Seller Representative certifying the accuracy and completeness of the Schedule of Expenses. The Schedule of Expenses shall include all fees and expenses that are Transaction Expenses payable and not yet paid by any of the Seller Parties or the Companies to Dawn Dittmar for services rendered or costs incurred on or prior to the Closing Date. As of the Closing Date, the Acquiror shall pay or cause to be paid each Transaction Expense set forth in the Schedule of Expenses for which there has been a deduction to the Closing Date Companies Purchase Price pursuant to Section 2.5(a), other than the fees and expenses set forth therein that are estimated for services to be performed after the Closing Date or for services for which the recipient has not yet been billed, which fees and expenses shall be paid promptly as they are later incurred and billed up to the amount estimated therefor; provided, that any such fees and expenses in excess of the amount set forth in the Schedule of Expenses shall be the sole responsibility of the Seller Parties via accruals in the Net Working Capital Adjustment, a reduction in the Closing Date Companies Purchase Price or indemnity payments.

SECTION 2.11 Summit Equity Purchase. Immediately following the Acquiror’s purchase of the Equity Interests and the purchase of the BSI Properties, the Major Sellers will purchase their respective Installment Shares of the amount set forth on Schedule 2.11 in Class B-1 Interests of Summit Materials Holdings L.P. (the “Co-investment”). Acquiror may, as has been mutually agreed with the Major Sellers, deduct the amount of the Co-investment required to be paid by the Major Sellers to the Acquiror from the Estimated Purchase Price wired to the Major Sellers pursuant to Section 2.9, which shall then be deemed payment in full of such amounts by the Major Sellers. Each Major Seller is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act of 1933, as amended.

SECTION 2.12 Closing Date Companies Purchase Price True-Up.

(a) A written statement (the “Final Purchase Price Calculation Statement”) certifying in reasonable detail Acquiror’s good faith, reasonable calculations of the amount of the (i) Closing Cash, (ii) Closing Indebtedness, (iii) Closing Date Net Working Capital and the Net Working Capital Adjustment calculated by reference thereto, (iv) Transaction Expenses, and (v) based on the foregoing, a calculation of the Closing Date Companies Purchase Price, shall be delivered by Acquiror to the Seller Representative as soon as practicable following the Closing Date, but not later than 60 calendar days after the last day of the month in which the Closing occurs, together with all data, schedules and work papers used by Acquiror in preparing the Final Purchase Price Calculation Statement. The Seller Parties shall give Acquiror reasonable access to any data not under the control of Acquiror or its subsidiaries necessary to prepare the Final Purchase Price Calculation Statement. The parties agree that the Final Purchase Price Calculation Statement will be prepared in accordance with the Principles.

(b) The Final Purchase Price Calculation Statement shall become final and binding on the parties on the 30th calendar day following receipt thereof by the Seller Representative unless the Seller Representative delivers written notice of its disagreement (a “Notice of Disagreement”) to Acquiror prior to such date. Any Notice of Disagreement shall specify the items set forth on the Final Purchase Price Calculation Statement with which the Seller Representative disagrees and the Seller Representative’s calculation of each such amount. If a Notice of Disagreement is sent by the Seller Representative, then the Closing Cash, Closing Indebtedness, Closing Date Net Working Capital, Net Working Capital Adjustment, Transaction Expenses and Closing Date Companies Purchase Price (as recalculated in accordance with clause (i) or (ii) below) shall become final and binding on the parties on the earlier of (i) the date the parties hereto resolve in writing any differences they have with respect to any matter specified in the Notice of Disagreement and (ii) the date any disputed amounts are finally determined in accordance with the balance of this paragraph. During the 30-day period following the delivery of a

Notice of Disagreement, the Seller Representative and Acquiror shall seek in good faith to resolve in writing any differences which they may have with respect to any amount specified in the Notice of Disagreement or identified by the Seller Representative during said 30-day period. If, at the end of such 30-day period, the Seller Representative and Acquiror have not reached agreement on such amounts, the amounts which remain in dispute shall be recalculated by an independent accounting firm (the “Independent Accountant”). The Independent Accountant shall be Ernst & Young or, if such firm is unable or unwilling to act, such other independent public accounting firm as shall be agreed in writing by the Seller Representative and Acquiror. The Independent Accountant shall make a ratable allocation of its charges between the parties for such work as a part of its determination based on the inverse proportion by which the amount in dispute was determined in favor of one party over the other. Any amounts so recalculated shall be final and binding on the parties.

(c) If the Closing Date Companies Purchase Price, as calculated pursuant to this Section 2.12, exceeds (such excess amount, the “Excess”) the Estimated Purchase Price, then Acquiror shall cause to be paid to the Equity Interest Sellers their respective Closing Share of an amount equal to the Excess to their respective Designated Accounts. The respective Closing Shares of the Colorado Sellers and the Alleyton Sellers shall reflect the relative proportion of (i) the change in Colorado Cash as set forth in the Estimated Purchase Price Calculation Statement as compared to that set forth in the Final Purchase Price Calculation Statement and (ii) the change in Closing Cash other than Colorado Cash as set forth in the Estimated Purchase Price Calculation Statement as compared to that set forth in the Final Purchase Price Calculation Statement.

(d) If the Closing Date Companies Purchase Price, as calculated pursuant to this Section 2.12, is equal to the Estimated Purchase Price, then no further payment shall be due to either Acquiror or the Equity Interest Sellers under this Section 2.12.

(e) If the Closing Date Companies Purchase Price, as calculated pursuant to this Section 2.12, is less than the Estimated Purchase Price (the amount of such difference, the “Deficiency”), then an amount equal to such Deficiency shall be paid by the Equity Interest Sellers to Acquiror.

(f) Any payments made pursuant to this Section 2.12 shall be made within three Business Days after the final determination thereof by wire transfer of immediately available funds to an account designated in writing by the Acquiror or the Designated Accounts, as the case may be.

SECTION 2.13 Allocation of Purchase Price. The Sellers and Acquiror understand and agree that the transactions contemplated hereunder shall be treated by the Sellers as fully-taxable sales of membership interests in Alleyton, membership interests in Colorado and assets of BSI and as asset purchases by Acquiror and Alleyton for U.S. federal income tax purposes. For all tax purposes, the Sellers shall allocate the consideration payable pursuant to this Agreement (including any amounts payable after the Closing Date and any adjustments thereto) plus the amount of liabilities treated as assumed for U.S. federal income tax purposes among the assets of the Companies and the BSI Properties in accordance with Schedule 2.13. The Sellers and Acquiror shall report, act, and file tax returns (including, but not limited to, IRS Form 8594) in all respects and for all purposes consistent with the allocation set forth on Schedule 2.13 and shall not take any position (whether in audits, tax returns, or otherwise) that is inconsistent with the foregoing, except as otherwise required by Law. All indemnification payments made pursuant to this Agreement by one party to another party (other than interest payments) shall be treated by such parties as an adjustment to the consideration payable pursuant to this Agreement, to the extent permitted by Law.

SECTION 2.14 Different Consideration. Each Equity Interest Seller understands, acknowledges and agrees that the form(s), amount(s) and timing of payment(s) of consideration to be paid to such Equity Interest Seller pursuant to this Agreement in reliance on the representations, warranties, covenants and agreements of the Equity Interest Seller contained herein and in consideration of the sale, conveyance, assignment, transfer and delivery of the Equity Interests and compliance with the terms hereof, including non-compete covenants, may differ from the form(s), amount(s) and timing of payment(s) of consideration to be paid to any other Equity Interest Seller pursuant to this Agreement and that all of such differences are known and agreed and each Equity Interest Seller shall have no claims against any party with respect thereto or defenses for enforcement hereof.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES

Except as set forth in the disclosure schedules attached hereto with numbered sections corresponding to the relevant section in this Article III, which schedules may be supplemented or amended in accordance with Section 5.16, (collectively, the “Disclosure Schedules”), each of the Seller Parties, and BSI and TBGSI (with respect to Sections 3.1, 3.2, 3.3, 3.4, 3.7, 3.10, 3.13, 3.14, 3.16 and 3.18) jointly and severally, represents and warrants to Acquiror, as of the date hereof and as of the Closing Date, as follows:

SECTION 3.1 Authority, Power and Capacity. Each Company, BSI, CGC, TBGSI and each Equityholder has all requisite power and authority or, if an individual, legal capacity to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party, to perform such Person’s respective obligations hereunder and thereunder and to consummate the Transactions, and no other equityholder or other approval is required by the Companies, BSI, CGC, TBGSI or any Equityholder in order to consummate the Transactions. This Agreement and all other agreements to be executed in connection herewith by the Companies, BSI, CGC, TBGSI and each of the Equityholders have been duly authorized, executed and delivered by the Companies, BSI, CGC, TBGSI and each such Equityholder, constitutes the valid and binding agreement of the Companies, BSI, CGC, TBGSI and each such Equityholder and is enforceable against the Companies, BSI, CGC, TBGSI and each such Equityholder in accordance with its terms.

SECTION 3.2 Interests Ownership. The Equityholders, CGC and TBGSI are the sole record and beneficial owners of the Equity Interests and equity interests in BSI (the “BSI Interests”) in accordance with Schedule 3.2 hereto, constituting 100% of such interests in each of the Companies and BSI respectively. Schedule 3.2 sets forth the equity capitalization of each of such companies and there are no other equity or similar interests outstanding. All Equity Interests have been duly authorized and validly issued, are fully paid and non-assessable and were issued by each Company in compliance with all applicable federal and state securities Laws. The Equity Interests are held, and will be held on the Closing Date, by the respective Equity Interest Sellers free and clear of all Encumbrances (other than Encumbrances created by this Agreement) and are not subject to any restriction that restricts their transfer pursuant to this Agreement or that would restrict their transferability after the Closing. The respective Equity Interest Sellers have the right, authority and power to sell, assign and transfer the Equity Interests to Acquiror. There is no outstanding or authorized option, subscription, warrant, call, right, commitment or other agreement of any character obligating either of the Companies or any of their respective affiliates to sell or transfer any Equity Interests or other ownership interests or any other securities convertible into or exercisable for or evidencing the right to subscribe for any Equity Interests or other ownership interests of either of the Companies other than rights arising under the Buy-Sell Agreements that will be validly terminated prior to Closing. The Equity Interest Sellers are not party to any contract, other than this Agreement, that could require them to sell, transfer or otherwise dispose of any of the Equity Interests. No third party, including any former owner of Equity Interests or BSI Interests or other interests in either of the Companies or BSI, has the basis for any claims against either of the Companies, BSI, CGC, TBGSI, any of the Equityholders or Acquiror with respect to the Transactions.

SECTION 3.3 Conflicting Instruments; Consents.

(a) The execution and delivery by each of the Companies, BSI, CGC, TBGSI and each Equityholder of this Agreement does not, and the consummation of the Transactions will not, violate any provision of the respective articles of incorporation, certificate of incorporation, bylaws, limited liability company operating agreement, certificate of formation, partnership agreement or other charter or constituent documents (or the equivalents thereof) (collectively, the “Organizational Documents”) of the Companies, BSI, CGC, TBGSI or any Equityholder, or except as set forth on Schedule 3.3(a), result in the creation of any Encumbrances upon the Equity Interests, the BSI Properties or any assets of the Companies under, conflict with or result in a breach of, require a consent, create an event of default (or event that, with the giving of notice or lapse of time or both, would constitute an event of default) under, or give any third party the right to terminate, accelerate or modify any obligation or benefit under, any contract, agreement, mortgage, license, Permit, lease, indenture, instrument, order, arbitration award, judgment or decree to which the Companies, BSI, CGC, TBGSI or any Equityholder is a party or by which either of the Companies, BSI, CGC, TBGSI or any Equityholder, the BSI Properties or any assets of the Companies are bound or affected.

(b) Except as set forth on Schedule 3.3(b), the execution and delivery by the Companies, BSI, CGC, TBGSI and each of the Equityholders of this Agreement does not, and the consummation of the Transactions will not, result in a violation of, or require any authorization, approval, consent or other action by, or registration, declaration or filing with or notice to, any United States or non-United States federal, national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, branch, agency, department, commission, board, bureau, instrumentality or any court, tribunal, or arbitral or judicial body (including any grand jury) (“Governmental Authority”) pursuant to any statute, law, ordinance, regulation, rule, code, executive order or Order of any Governmental Authority (“Law”) applicable to either of the Companies, BSI, CGC, TBGSI, any Equityholder, the BSI Properties or any assets of the Companies except for any filings required to be made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). Except as set forth on Schedule 3.3(b), there is no pending or, to the knowledge of the Seller Parties, threatened action, arbitration, suit, proceeding, claim, inquiry or investigation (“Proceeding”) against either Company, BSI, CGC, TBGSI or any of the Equityholders before or by any court or Governmental Authority, to restrain or prevent the consummation of the Transactions or that might affect the right of Acquiror to own and vote the Equity Interests or own, control and operate the BSI Properties or the right of the Companies to own and control the respective assets of the Companies or to operate the business of the Companies consistent with past practice.

SECTION 3.4 Organization and Authority.

(a) Alleyton is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Texas. Colorado is a limited partnership, duly organized, validly existing and in good standing under the Laws of the State of Texas. Each Company is duly qualified to do business as a foreign corporation or partnership as the case may be and is in good standing in every jurisdiction in which the nature of the business conducted by it or the character or location of the properties owned or leased by it makes such qualification necessary, except where the failure to be so qualified would not be reasonably likely to have a material adverse effect on either Company. The Companies and BSI (with respect to the BSI Properties) each have all requisite corporate or other applicable power and authority to own or lease and operate its properties and assets and to carry on its business as now conducted.

(b) The Organizational Documents and all amendments thereto that the Companies previously furnished to Acquiror for review are accurate and complete. The minute books, membership or partnership interest transfer or stock ledger and similar records of the Companies furnished to Acquiror for review are accurate and complete. Such minute books contain the minutes of substantially all meetings of the members, partners or shareholders and the boards of managers or board of directors, as applicable, and all committees thereof, of the Companies. Such membership, partnership or stock interest transfer and similar records reflect all issuances and registrations of transfer of all membership interests, partnership interests and stock interests and the certificates, if applicable, representing all canceled membership interests, partnership interests or stock interests have been appropriately reflected.

SECTION 3.5 Subsidiaries and Affiliates. Other than Alcomat and Allied Concrete Pumping LLC, there is no entity with respect to which: (a) either of the Companies beneficially owns, directly or indirectly, any outstanding stock or other ownership interests; (b) either of the Companies may be deemed to be in control because of factors or relationships other than the quantity of stock or other interests owned; (c) either of the Companies may be liable under any circumstances for the payment of additional amounts with respect to their interest, whether in the form of assessments, capital calls, installment payments, general partner liability or otherwise; or (d) either of the Companies’ investment is accounted for by the equity method. Neither of the Companies is a member of any partnership or joint venture agreement or arrangement. The references to each Company in this Article III shall include each of such Company’s respective subsidiaries and affiliates and accordingly such representations are made with respect to such entities to the same extent as they are made with respect to each Company, except to the extent the context indicates otherwise.

SECTION 3.6 Financial Statements.

(a) The Seller Parties have furnished Acquiror with copies of the following (collectively, including the notes thereto, the “Financial Statements”): (i) the reviewed financial statements for the fiscal years ended December 31, 2010, 2011 and 2012 and the internal management financial statements for the nine month period ended September 30, 2013 of Alleyton, including without limitation a balance sheet dated as of September 30, 2013 (the “Alleyton Balance Sheet” and such date, the “Balance Sheet Date”); (ii) the audited financial statements for the fiscal years ended December 31, 2008, 2009, 2010 and 2011 and for the year to date period ended December 21, 2012, the reviewed financial statements for the period started December 22, 2012 and ended December 31, 2012 and the internal management financial statements for the nine month period ended September 30, 2013 of Alcomat, including without limitation a balance sheet dated as of the Balance Sheet Date (the “Alcomat Balance Sheet”); and (iii) the internal management financial statements for the fiscal years ended December 31, 2008, 2009, 2010, 2011 and 2012 and for the nine month period ended September 30, 2013 of Colorado, including without limitation a balance sheet dated as of the Balance Sheet Date (the “Colorado Balance Sheet” and collectively with the Alleyton Balance Sheet and Alcomat Balance Sheet, the “Balance Sheets”).

(b) The Financial Statements: (i) are correct and complete in all material respects and have been prepared in accordance with the books and records of the respective Company; (ii) have been prepared in accordance with GAAP consistently applied throughout the periods covered; (iii) reflect and provide adequate reserves in respect of all known liabilities of the respective Company, including all known contingent liabilities, as of their respective dates; (iv) present fairly the financial condition of the respective Company at the dates thereof and the results of its operations for the periods covered thereby; and (v) do not omit any information necessary to make such Financial Statements not misleading.

(c) Each Company keeps books, records and accounts that, in reasonable detail, accurately and fairly reflect: (i) the material transactions and dispositions of assets of the respective Company; (ii) the value of inventory calculated in accordance with GAAP; and (iii) all other material transactions of the respective Company.

(d) Neither Company has any indebtedness or liability, whether accrued, fixed or contingent, known or unknown, other than (i) liabilities reflected in the Balance Sheets, (ii) liabilities incurred in the ordinary course of business of the respective Company (consistent with past practice in terms of both frequency and amount) subsequent to the Balance Sheet Date, (iii) liabilities and obligations under this Agreement and the Ancillary Agreements, including liabilities for Transaction Expenses and (iv) liabilities, fixed or contingent, that are expressly disclosed on Schedule 3.6(d).

SECTION 3.7 Properties and Assets of the Companies; BSI Properties.

(a) Ownership. Except for the BSI Properties, which are owned by BSI, the Companies own or otherwise have the right to use all of the properties and assets, real and personal, tangible and intangible, owned, used or held for use in the operation of the Business. The Companies have and after consummation of the Transactions will continue to have good and marketable title to their respective assets, free and clear of all charges, claims, limitations, conditions, equitable interests, mortgages, liens, options, pledges, security interests, imperfections of title, easements, rights-of-way, encroachments, conditional sales contracts, rights of first refusal, covenants, adverse claims or restrictions of any kind, including any restrictions on transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership (“Encumbrances”), other than Encumbrances that (i) are described on Schedule 3.7(a); (ii) are for current taxes and assessments not yet past due; (iii) are mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ liens arising in the ordinary course of business consistent with past practice of the Business incurred in the ordinary course of business with respect to charges not yet due and payable; or (iv) arise under zoning and other land use regulations, or other similar imperfections of title that do not, individually or in the aggregate, materially interfere with the present use, enjoyment or occupancy of any asset subject thereto (“Permitted Encumbrances”). The assets of the Companies (whether owned, licensed or leased, as disclosed in this Agreement) and the BSI Properties constitute all of the assets, properties and rights used or held for use in the conduct and operation of the Business and are adequate in all material respects to conduct the Business as currently conducted.

(b) Real Property. Set forth on Schedule 3.7(b) is (i) a complete list, including tax parcel identification numbers and a complete legal description of the BSI Properties and all real property that is owned in fee simple by the Companies (such real property, together with all buildings, improvements, structures, facilities, fixtures, systems and equipment located thereon, as well as easements, rights, licenses and appurtenances related thereto and all rights, title, privileges and appurtenances pertaining thereto, including, without limitation, all of the right, title and interest, of each of the Companies and BSI (with respect to the BSI Properties), as applicable, if any, in and to the following (the “Related Rights”): (A) any unpaid award for any taking by condemnation or any damages to the premises by reason of a change of grade of any street or highway, (B) all minerals, oil, gas and other hydrocarbon substances on and under such real property except as set forth on Schedule 3.7(b) and (C) all mineral rights, development rights, air rights and water rights relating to such real property except as set forth on Schedule 3.7(b), shall be collectively referred to as the “Owned Property”), and (ii) a complete list, including the street address, identity of lessor, lessee and current occupant (if different from lessee), date of lease and term expiry date of each parcel of each lease of real property under which either of the Companies is a lessee, lessor, sublessee or sublessor, licensee or licensor, together with all Related Rights to the extent demised pursuant to the related lease (the “Leased Property”). The Owned Property, the Leased Property and the real property subject to the Property Leases sometimes collectively are referred to as the “Real Property.” Except as described on Schedule 3.7(b), there has not been any sublease or assignment entered into by BSI or any of the Companies and none of such parties have subleased, licensed or otherwise granted any Person the right to use or occupy any Real Property or portion thereof. None of the Seller Parties or their Affiliates intends to, is in discussions or negotiations with any Person (other than Acquiror) regarding, or has any commitment, agreement or arrangement to, transfer, lease, sublease or assign any Real Property to any other Person other than the transfers described in Section 3.7(o). Except for the Real Property described on Schedule 3.7(b), none of the Seller Parties owns or has any leasehold, ownership or other interest in any real property that contains significant, marketable aggregates reserves, whether or not such aggregates reserves have been developed.

(c) Title. Except as set forth on Schedule 3.7(c), the Companies have good and marketable title in fee simple to all Owned Property, except for the BSI Properties, and the Companies have valid leasehold rights in and to the Leased Property and to all plants, buildings, fixtures and improvements thereon, free and clear of all Encumbrances other than Permitted Encumbrances. Except as set forth on Schedule 3.7(c), BSI has good and marketable title in fee simple to the BSI Properties and to all plants, buildings, fixtures and improvements thereon (except for any such plants, buildings, fixtures and improvements that are owned or leased by Alleyton), free and clear of all Encumbrances other than Permitted Encumbrances. Except as set forth on Schedule 3.7(c), upon consummation of the Transactions, Alleyton will acquire good and marketable title to the BSI Properties, free and clear of all Encumbrances other than Permitted Encumbrances.

(d) Maintenance. All of the buildings, material fixtures and other improvements situated on the Real Property and all other material items of property are in good condition and in a reasonable state of repair, and maintenance of such items has not been deferred beyond a reasonable time period.

(e) Assessments. There is no special proceeding pending or, to the knowledge of the Seller Parties, threatened, in which any taxing authority having jurisdiction over any of the Real Property is seeking to increase the assessed value thereof.

(f) Binding Commitments. Except as set forth on Schedule 3.7(f), no binding commitments have been made by the Companies or BSI or any affiliate of the Companies or BSI to any Governmental Authority, utility company or any other organization, group or individual relating to the Real Property or any part thereof which imposes upon or could impose upon the Companies or BSI or any affiliate of the Companies or BSI an obligation to make any contribution or dedication of money or land or to construct, install or maintain any improvements of a public or private nature on or off such Real Property.

(g) Condemnation. There is no condemnation or eminent domain proceeding pending which relates to any Real Property and, to the knowledge of the Seller Parties, there is no such proceeding threatened by any relevant Governmental Authority.

(h) Title Documents. True and complete copies of (i) all leases, subleases and licenses to which either of the Companies is a party respecting any Real Property and all guaranties related thereto and any other instruments granting such leasehold interests, rights, options or other interests (including all amendments, modifications and supplements thereto) (the “Property Leases”) and (ii) all deeds, title insurance policies or commitments, surveys, mortgages, certificates of occupancy, building permits and inspection certificates, and other documents granting either of the Companies or BSI (with respect to the BSI Properties), title to any Real Property, together with all amendments, modifications and supplements thereto (collectively, the “Title Documents”) have been delivered to Acquiror or will be delivered to Acquiror promptly following the date hereof. In furtherance and not in limitation of the foregoing, true and complete copies of the title insurance commitments and surveys set forth on Schedule 3.7(h) relating to the BSI Properties have been delivered to Acquiror (collectively, the “BSI Title Documents”). All Property Leases shall remain valid and binding in accordance with their terms immediately following the Closing.

(i) No Breach or Event of Default — Property Leases. With respect to the Property Leases, no breach or event of default on the part of any party to the Property Leases and no event that, with the giving of notice or lapse of time or both would constitute such breach or event of default, has occurred and is continuing. All the Property Leases are in full force and effect and are valid and enforceable against the parties thereto in accordance with their terms. All rental and other payments due under each of the Property Leases have been duly paid in accordance with the terms of such Property Leases.

(j) No Breach or Event of Default — Title Documents. With respect to the Title Documents, no breach or event of default on the part of the Companies or BSI (with respect to the BSI Properties) or any affiliate of the Companies or BSI, no breach or event of default on the part of any other party thereto and no event that, with the giving of notice or lapse of time or both, would constitute a breach or event of default under any term, covenant or condition of such Title Documents, has occurred and is continuing.

(k) Access. Each parcel of Owned Property has a right to access to and from such parcel.

(l) Utilities. To the knowledge of the Companies and BSI (with respect to the BSI Properties), all utilities required for the operation of each parcel of Owned Property either enter such Owned Property through adjoining streets or pass through adjoining land, and do so in accordance with valid public easements or irrevocable private easements, and all of such utilities are installed and operating, except for such matters related to the Vox Property, which are being installed.

(m) Easements. To the knowledge of the Companies and BSI (with respect to the BSI Properties), all easements, cross easements, licenses, air rights, and rights-of-way or other similar property interests, whether express or implied (collectively, “Easements”), if any, necessary for the full utilization of the Real Property for its correct and intended purposes have been obtained and are in full force and effect without default thereunder, except for such matters related to the Vox Property, which is being developed for mining. All of the Real Property has direct rights of access to public ways. All roads necessary for the use of the Real Property for its current purposes have been completed and are available for private use. To their knowledge, none of the Companies, BSI or any affiliate of the Companies or BSI is in violation of any Easement affecting the Real Property.

(n) Flood Hazard Zone. Except as disclosed on surveys provided by the Companies and BSI to Acquiror, to the knowledge of the Companies and BSI (with respect to the BSI Properties): (i) the Real Property is not situated in a flood hazard area as defined by the Federal Insurance Administration and (ii) no portion of the Real Property is located on or adjacent to navigable waters and no portion of the Real Property consists of filled-in land.

(o) Purchase Options. Other than with respect to (i) Alleyton’s transfer of the Brune Lease to BSI in accordance with Section 5.18 and (ii) BSI’s transfer of that certain 28.0 acre tract of the Monahan Property to Dr. Harold J. Cramer as described in Item 1 on Schedule 5.2(b)(iii), none of the Real Property nor any part thereof are subject to any purchase options, right of first refusal or other contractual rights regarding purchase, acquisition, sale, assignment or disposal in favor of third parties.

(p) Use. To the knowledge of the Companies and BSI (with respect to the BSI Properties), the use of each parcel of Real Property for the purposes for which it is presently being used is permitted as of right under all applicable zoning laws.

(q) Personal Property. To the knowledge of the Companies, all material items of personal property of the Companies are in good condition and in a reasonable state of repair, reasonable wear and tear excepted, and material maintenance on such items has not been deferred beyond a reasonable time period.

(r) Intellectual Property. Each Company has the right and authority to use all of its goodwill, customer lists, names, logos, trademarks, trade names, patents, service marks, copyrights, copyright applications as well as any processes, inventions and trade secrets in connection with the conduct of its business in the manner presently conducted and such use, to the Companies’ knowledge, does not conflict with, infringe upon or violate any third party’s intellectual property rights.

(s) Inventories. The inventories of the Companies are good and merchantable, and the quantities of inventories are reasonable and consistent with the normal operating requirements of each Company and its past practices.

(t) Owens Property. A true and complete copy of the Unimproved Property Contract between Alleyton and Kenneth Owens (the “Owens Purchase Agreement”) pursuant to which Alleyton will purchase a parcel of real property from Kenneth Owens (such parcel, the “Owens Property”) has been delivered to Acquiror. A true and complete copy of (i) the title insurance commitment and (ii) the survey for the Owens Property has been delivered to Acquiror.

SECTION 3.8 Personnel.

(a) The Companies have previously provided to Acquiror a true and complete list of:

(i) the name, base salary, accrued vacation, leave status and title or job description of each director and officer, and each other person who, is an employee of either of the Companies (each a “Company Employee”); and

(ii) the name of each person, if any, holding tax or other powers of attorney from either of the Companies and a summary of the terms thereof.

(b) Except as set forth on Schedule 3.8(b), since the Balance Sheet Date, there has been no material change in the rate of total compensation for services rendered, including without limitation bonuses and deferred compensation, for any Company Employee that was made without previous consultation with Acquiror, and the bonuses and deferred compensation established for the fiscal year ending December 31, 2013 were consistent with the past practice of the Companies for similar employees in similar situations.

(c) All employees of the Business, including those persons working at the Monahan Plant Property and the Vox Property, are employed by the Companies. BSI does not employ any employees of the Business, including those persons working at the Monahan Plant Property and the Vox Property. The Companies do not employ any individuals who provide services to BSI.

SECTION 3.9 Labor Matters.

(a) The Companies are not a party to nor have they been, in the preceding three years, a party to any contract or collective bargaining agreement with any labor organization. No organization or representation question is pending respecting the employees of the Companies, and no such question has been raised within the preceding three years.

(b) All reasonably anticipated obligations of the Companies, whether arising by operation of law, contract, past custom or otherwise, for unemployment compensation benefits, pension benefits, salaries, wages, bonuses, sick leave, vacation and other forms of compensation payable to the officers, directors and other employees and independent contractors of the Companies, have been paid or adequate accruals therefor have been made in the Balance Sheets.

(c) There is no controversy pending between either Company or any of their respective current or former employees. There is no claim, grievance, arbitration, negotiation, suit, action or charge of or by any employee of the Companies and no complaint is pending against the Companies before the National Labor Relations Board or any state or local agency, and, to the knowledge of the Seller Parties, there is no basis therefor. The Companies have complied, in respect of their current and former employees, in all material respects with all applicable Law.

(d) The Companies have furnished Acquiror with copies of all currently outstanding claims, complaints, reports or other documents in the respective Company’s files concerning the Companies or their employees made by or against them pursuant to workers’ compensation Laws, Title VII of the Civil Rights Act of 1964, the Occupational Safety and Health Act of 1970, the National Labor Relations Act of 1935 and any other federal or state Laws relating to employment of labor.

SECTION 3.10 Environmental Claims.

(a) Except as set forth on Schedule 3.10(a), none of the Companies, BSI (with respect to the BSI Properties) or, to the knowledge of the Company and BSI, any previous owner, tenant, occupant, operator or user of any Real Property or any other Person, has engaged in or permitted any operation or activity at or upon, or any use or occupancy of, any Real Property, or any portion thereof, for the purpose of or in any way involving the handling, manufacture, treatment, storage, use, generation, Release, discharge, refining, dumping or disposal of any Hazardous Materials (whether legal or illegal, accidental or intentional) on, under, in or about the Real Property; or transported any Hazardous Materials to, from or across any Real Property, except in material compliance with all Environmental Requirements. Except as set forth on Schedule 3.10(a), there are no Hazardous Materials presently constructed, deposited, stored or otherwise located on, under, in or about any Real Property, nor have any Hazardous Materials migrated or, to the knowledge of the Seller Parties, threatened to migrate from the Real Property onto, about or beneath any other properties, nor have any Hazardous Materials migrated or, to the knowledge of the Seller Parties, threatened to migrate from other properties onto, about or beneath the Real Property, where such construction, deposit, storage, migration or threatened migration is not in material compliance with all Environmental Requirements. No Hazardous Materials generated by the Companies or BSI (with respect to the BSI Properties) or located under, in or about the Real Property in the past have been transported to any waste disposal facility or other site, except in material compliance with all Environmental Requirements.

(b) Any existing or prior uses and activities by the Companies and BSI (with respect to the BSI Properties) at the Real Property and the operations of the Companies and BSI (with respect to the BSI Properties) comply and have at all times complied with all Environmental Requirements in all material respects, and no activity on or condition of the Real Property has constituted or constitutes a nuisance, trespass or other tortious condition with respect to any third party.

(c) None of the Companies or BSI or, to the knowledge of the Companies and BSI, any other owner, tenant, occupant or user of the Real Property (i) has received any notice, Claim or other communication concerning any alleged violation of Environmental Requirements, any alleged or potential liability for Environmental Damages, or any Release of Hazardous Materials in connection with the Real Property, the Companies, BSI (with respect to the BSI Properties) or any real property or facility to which the Hazardous Materials generated by the Companies or BSI (with respect to the BSI Properties) have been sent or (ii) is required now or in the foreseeable future, pursuant to any proposed or existing Law, to take any remedial action related to any such Real Property or make any capital improvements in order to place any such property or the improvements located thereon in compliance with such Law.

(d) For the purposes of this Agreement:

(i) “Claim” means any writ, Order, demand, lawsuit, claim, complaint, proceeding, citation, directive, summons, notice letter, request for information or investigation undertaken or issued under any Environmental Requirement.

(ii) “Environmental Damages” means all Claims, Losses, judgments, damages (including damages for personal injury, or injury to property), penalties, fines, liabilities (including strict liability), Encumbrances, costs and expenses of investigation and defense of any Claim, whether or not such Claim is ultimately defeated, and of any settlement or judgment, of whatever kind or nature, contingent or otherwise, matured or unmatured, foreseeable or unforeseeable (including without limitation reasonable attorneys’ fees and disbursements and consultants’ fees), whether or not disclosed in this Agreement, on the Schedules hereto or otherwise known by Acquiror, the Companies, BSI (with respect to the BSI Properties) or any Seller Parties, any of which are incurred at any time as a result of: (A) the existence prior to the Closing Date of Hazardous Material upon, about, or beneath the Real Property or Former Real Property or migrating or threatening to migrate to or from the Real Property or Former Real Property; (B) the existence of a violation of Environmental Requirements or any liability under any Environmental Requirement relating to the Company, BSI (with respect to the BSI Properties), the Real Property, the Former Real Property, or any real property or facility to which Hazardous Materials generated by the Company or BSI (with respect to the BSI Properties) have been sent, regardless of whether the existence of such Hazardous Materials, liability or violation of Environmental Requirements arose prior to the ownership or operation of the Real Property or the Former Real Property by the Companies or BSI (with respect to the BSI Properties); (C) injury to persons arising out of exposure to asbestos or respirable crystalline silica; or (D) the acts, omissions or status of the Companies or BSI (with respect to the BSI Properties) at the time.

(iii) “Environmental Requirements” means all statutes, regulations, rules, policy, guidance, ordinances, codes, common law, Permits, Orders, approvals, plans, authorizations, concessions, franchises and similar items of all Governmental Authorities and all judicial and administrative and regulatory writs and Orders relating to: (A) occupational health or safety; (B) the protection of human health or the environment; (C) the treatment, storage, disposal, handling, Release or Remediation of Hazardous Materials; or (D) exposure of Persons to Hazardous Materials.

(iv) “Former Real Property” means any real property or facility formerly owned, leased or operated by the Companies.

(v) “Hazardous Materials” means any substance: (A) the presence of which requires investigation or Remediation under any Environmental Requirement; (B) that is defined as a “solid waste,” “hazardous waste,” “hazardous substance,” “hazardous material,” “pollutant” or “contaminant” under any Environmental Requirement; (C) that is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is regulated by any Governmental Authority; (D) the presence of which causes or threatens to cause a nuisance, trespass or other tortious condition; or (E) that contains gasoline, diesel fuel, fuel oil, petroleum hydrocarbons, PCBs, asbestos, or urea formaldehyde foam insulation.

(vi) “Release” shall have the meaning ascribed to that term at 42 U.S.C. § 96011(22).

(vii) “Remediation” means (A) any remedial action, remedy, response or removal action as those terms are defined in 42 U.S.C. § 9601; and (B) any reasonably necessary corrective action as that term has been construed pursuant to 42 U.S.C. § 6924.

SECTION 3.11 Non-ERISA Plans.

(a) Set forth on Schedule 3.11(a) is a complete list of each current employment contract and consulting agreement entered into by either of the Companies and each deferred compensation, bonus, incentive compensation, restricted stock, stock option, employee stock purchase, savings, severance or termination pay agreement or plan or any other employee benefit plan, agreement, arrangement or commitment, whether formal or informal, maintained, entered into or contributed to, or which is required to be maintained, entered into or contributed to, by the Companies for the benefit of any current or former director, officer or employee of the Companies which is not an ERISA Plan (the “Non-ERISA Plans”).

(b) Except as could not result in any liability to Acquiror or any affiliate of Acquiror, each Non-ERISA Plan currently complies and has complied in the past, both as to form and operation, with its terms and with applicable Law, and benefits under the Non-ERISA Plans are as represented in such plan documents. The following information is set forth on Schedule 3.11(b) with respect to each Non-ERISA Plan: (i) the cost to the Companies associated with such Non-ERISA Plan for each of the past three fiscal years and the plan year in which the Closing Date occurs; (ii) the amount of any liability of the Companies for payments or contributions past due with respect to such Non-ERISA Plan as of the last day of its most recent plan year and as of the end of any subsequent month ending prior to the Closing Date, and the date any such amounts were paid; (iii) any contribution to such Non-ERISA Plan in a form other than cash; and (iv) whether such Non-ERISA Plan has been terminated. Except as set forth on Schedule 3.11(b), the Companies have no obligation or liability with respect to any Non-ERISA Plan, including without limitation under any collective bargaining agreement to which either Company is a party or by which it is bound. The Companies have made adequate accruals on the Balance Sheets for contributions that have not been made because they are not yet due under the terms of any Non-ERISA Plan or related agreement.

(c) The Companies are not in default under any Non-ERISA Plan listed on Schedule 3.11(b); no benefit under any Non-ERISA Plan has been increased subsequent to the date as of which documents have been provided to Acquiror; and the Companies have no plan, arrangement or commitment, whether legally binding or not, to create any additional ERISA Plan or Non-ERISA Plan that would affect any current or former employee of the Companies. There is no action, suit or claim, other than routine claims for benefits, pending or threatened with respect to any Non-ERISA Plan or the fiduciaries thereof, or against the assets of any Non-ERISA Plan or the Companies.

(d) The actuarial present value of the vested and nonvested benefit obligations under each Non-ERISA Plan (determined in a manner consistent with Section 3.11(b)(i)) did not, as of such Non-ERISA Plan’s last valuation date, exceed the then current fair market value of the assets held to fund such Non-ERISA Plan.

(e) Each ERISA Plan and Non-ERISA Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code subject to Section 409A of the Code has been operated in compliance with the applicable requirements of Section 409A of the Code as in effect from time-to-time.

(f) No agreement, commitment or obligation exists to increase any benefits under any Non-ERISA Plan.

SECTION 3.12 ERISA Plans.

(a) Set forth on Schedule 3.12(a) is a complete list of each employee pension benefit plan (the “Pension Plans”) as defined in Section 3(2) of the Employee Retirement Income Security Act of

1974 (“ERISA”) and each employee welfare benefit plan (the “Welfare Plans” and, together with the Pension Plans, collectively referred to as the “ERISA Plans”) as defined in Section 3(1) of ERISA established, maintained or contributed to by the Companies or with respect to which the Companies have any liability (contingent or direct). Each ERISA Plan listed on Schedule 3.12(a) is correctly categorized as either a Pension Plan or a Welfare Plan.

(b) The Companies have delivered to Acquiror true and correct copies of the following:

(i) each ERISA Plan listed on Schedule 3.12(a) and all amendments thereto;

(ii) each trust agreement, annuity contract or insurance policy (or any other funding instrument) pertaining to any of the ERISA Plans, including all amendments to such documents;

(iii) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service (the “IRS”) with respect to each of the Pension Plans; and

(iv) the two most recent Annual Reports (IRS Forms 5500 series), including Schedules A and B, if applicable, required to be filed with respect to each ERISA Plan.

(c) The Companies do not have and have not had any liability with respect to any defined benefit plan as defined in Section 3(35) of ERISA or any multiemployer plan as defined in Section 3(37) of ERISA.

(d) There is no action, suit or claim pending (other than routine claims for benefits) or that reasonably could be expected to be asserted against any ERISA Plan or the assets of any ERISA Plan. No civil or criminal action brought pursuant to the provisions of Title I, Subtitle B, Part 5 of ERISA is pending or threatened against any fiduciary of any ERISA Plan. None of the ERISA Plans or any fiduciary thereof has been the direct or indirect subject of an audit investigation or examination by any governmental or quasi-governmental agency.

(e) All of the ERISA Plans currently comply, and have complied in the past, both as to form and operation, with the terms of such ERISA Plans and with the applicable provisions of ERISA, the Code and other applicable federal Laws. All necessary approvals from any Governmental Authority for the ERISA Plans have been obtained and a favorable determination or opinion letter as to the qualification under Section 401(a) of the Code of each of the Pension Plans and of each amendment thereto has been made by the IRS and a recognition of exemption from federal income taxation under Section 501(a) of the Code of each of the funded Welfare Plans, if any, has been made by the IRS. Nothing has occurred since the date of each such determination or opinion letter that would adversely affect such qualification or exemption.

(f) No agreement, commitment, or obligation exists to increase any benefits under any ERISA Plan or to adopt any new ERISA Plan. The transactions contemplated this Agreement will not restrict the right of the Companies to amend or terminate any ERISA Plan.

(g) No ERISA Plan or Non-ERISA Plan provides for post-employment health, life insurance or other welfare benefit coverage, other than as may be required under “COBRA” pursuant to Part VI of Title I of ERISA.

(h) Except as set forth on Schedule 3.12(h), no contract, agreement, plan or other arrangement, whether or not a Non-ERISA Plan or an ERISA Plan (other than this Agreement), exists pursuant to which the execution of this Agreement would trigger an obligation by the Companies to pay any amount or provide any property to any employee, officer or director of the Companies or to accelerate the vesting of any benefit.

SECTION 3.13 Compliance with Laws; Permits. None of the Companies or BSI (with respect to the BSI Properties) is, or has been within the past five years, in violation of any provision of any Law applicable to the Companies or the BSI Properties or the Companies’ business, properties or assets, including, without limitation, those relating to antitrust or other anticompetitive practices and to employment practices (such as discrimination, health and safety). The Companies and, except as set forth on Schedule 3.13, BSI (with respect to the BSI Properties) have (i) all franchises, licenses, permits, certificates and other authorizations and approvals from Governmental Authorities (each, a “Permit”) required with respect to the assets or conduct of the business of the Companies and the operation of the Real Property, including the BSI Properties, all of which Permits are set forth on Schedule 3.13 and (ii) satisfied all material bonding requirements pertaining to its operations under applicable Law. The Companies will continue to have the use and benefit of all Permits following consummation of the Transactions. The BSI Properties may be transferred in accordance with applicable Law and assigned to Alleyton without violation thereof or loss of benefits thereunder and without consent of or notice to any third party, including any Governmental Authority, except as set forth on Schedule 3.13. Neither the Companies nor BSI (with respect to the BSI Properties) is in violation of, nor is there a basis for the revocation or withdrawal of, any Permit. The Companies and BSI (with respect to the BSI Properties) have performed all obligations expressly set forth in writing in each Permit that by their terms are to be performed on or before the Closing Date. No present or, to the knowledge of the Seller Parties, pending federal, state or local zoning or use regulation, restriction or compliance requirement materially and adversely affect the Companies, the assets of the Companies or the BSI Properties. The present conduct of the business of the Companies and BSI (with respect to the BSI Properties) is not dependent upon any “non-conforming use” exception or based upon any zoning variance.

SECTION 3.14 Litigation. Except as set forth on Schedule 3.14, there is no Proceeding or Order pending or, to the knowledge of the Seller Parties or BSI, threatened, against or affecting the Companies, BSI (with respect to the BSI Properties), the BSI Properties or the assets or business prospects of the Companies, or relating to or involving the Transactions at law or in equity, or before or by any arbitrator or any Governmental Authority, including but not limited to (i) any Order enjoining the conduct or practice of the Companies business (or similarly enjoining the Companies employees) or (ii) Proceeding relating to exposure to or injury from silica (“Silicosis Claims”) or asbestos (“Asbestos Claims”), and none of the Companies or the Seller Parties knows of any basis for the foregoing. Neither the Companies nor BSI (with respect to the BSI Properties) has received any opinion or memorandum or legal advice or notice from legal counsel to the effect that it is exposed, from a legal standpoint, to any liability or disadvantage that may be material to its assets, properties, business or business prospects. There has not been within the last ten (10) years any Proceeding against or affecting the Companies or BSI (with respect to the BSI Properties) involving Silicosis Claims or Asbestos Claims. Neither the Companies nor BSI (with respect to the BSI Properties) is in default with respect to any Order known to or served upon it. Except as set forth on Schedule 3.14, there is no pending Proceeding brought by the Companies against others.

SECTION 3.15 Material Contracts.

(a) Except as set forth on Schedule 3.15(a), neither of the Companies is a party to any written or oral:

(i) out of the ordinary course contract or agreement that is material to the Companies, including, without limitation, fixed cost, fixed price or requirements or supply contracts;

(ii) consulting agreement or contract for the employment of any officer, employee or other person on a full-time, part-time or consulting basis;

(iii) agreement, mortgage, indenture, loan or credit agreement, security agreement, guaranty or indemnity or other agreement or instrument relating to the borrowing or lending of money or extension of credit or providing for the mortgaging or pledging of, or otherwise placing a lien or security interest (including Encumbrance) on, any assets or properties of the Companies to secure any Indebtedness;

(iv) option, warrant or other contract for the purchase of any debt or equity security of any corporation, or for the issuance of any debt or equity security, or the conversion of any obligation, instrument or security into debt or equity securities, of the Companies;

(v) settlement agreement of any administrative or judicial proceedings within the past five years;

(vi) intellectual property (including trademark) licensing agreement;

(vii) contract or agreement limiting or restricting the ability of the Companies to engage in any line of business or to compete with any Person or entity; or

(viii) any option, right of first refusal, right of first offer or similar contract or agreement.

(b) Except as set forth on Schedule 3.15(b), the Companies are not in breach of or in default under, in any material respect, any of the contracts, obligations or commitments set forth on Schedule 3.15(a) (collectively, the “Material Contracts”), and no event has occurred that, with the giving of notice or lapse of time or both, would constitute such a breach or default. Except as set forth on Schedule 3.15(b), the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the Transactions will not (i) violate, or conflict with, or result in a breach of any provision of or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate or call a default under, or result in the creation of any Encumbrance upon any of the properties or assets of the Companies under any of the terms or conditions of any Material Contract or (ii) require the consent of any party (other than the Companies) to any Material Contract. The Companies have furnished Acquiror with a true and complete copy of all Material Contracts, and with accurate descriptions of all oral Material Contracts as set forth on Schedule 3.15(a).

SECTION 3.16 Conduct of Business. Since the Balance Sheet Date, the Companies and BSI (with respect to the BSI Properties) have used reasonable efforts to preserve the business organization of the Companies and BSI (with respect to the BSI Properties), to keep available to the Companies the services of all current officers and employees and to preserve the goodwill of the suppliers, customers, employees and others having business relations with the Companies and BSI (with respect to the BSI Properties). Except as set forth on Schedule 3.16, since the Balance Sheet Date, (i) the Companies have conducted their business in the ordinary course, have maintained their assets and properties in at least as good order and condition as existed on the Balance Sheet Date (other than wear and tear as may be accounted for by reasonable use) and as is reasonably necessary to continue to conduct their businesses, (ii) BSI has maintained the BSI Properties in at least as good order and condition as existed on the Balance Sheet Date (other than wear and tear as may be accounted for by reasonable use) and as is reasonably necessary to continue to conduct its business, and (iii) each of the Companies and BSI (with respect to the BSI Properties), as applicable, has not, except as disclosed on Schedule 3.16:

(a) incurred any material obligation or liability (absolute, accrued, contingent or other) or any Encumbrance, except in the ordinary course of business consistent with past practice or in connection with the performance of this Agreement;

(b) discharged or satisfied any Encumbrance, or paid or satisfied any obligation or liability (absolute, accrued, contingent or other), other than liabilities reflected on the Balance Sheets or incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice;

(c) increased or established any reserve for taxes or other liabilities on its books or otherwise provided therefor;

(d) mortgaged, pledged or subjected to any Encumbrance any of the assets or properties of the Companies or the BSI Properties;

(e) sold, leased, licensed, assigned or transferred any asset, property or business or canceled any debt or claim or waived any right, except for sales of inventory in the ordinary course of business consistent with past practice;

(f) granted, offered or committed to any increase in the compensation (including bonuses and deferred compensation) payable to any officer, director, consultant, employee or agent of the Companies;

(g) made any loan to any shareholder or former shareholder of the Companies or any relative or affiliate of any shareholder or former shareholder of the Companies or redeemed or purchased any of their capital stock, or agreed to take any such action;

(h) transferred any asset or paid any commission, salary or bonus to any shareholder or former shareholder of the Companies or any relative or affiliate of any shareholder or former shareholder of the Companies, other than the payment of wages or salaries to employees of the Companies in the ordinary course of business consistent with past practice, or paid any rent, commission or fee to any shareholder or former shareholder of the Companies or any relative or affiliate of any shareholder or former shareholder of the Companies;

(i) entered into or agreed to enter into any transaction with or for the benefit of any shareholder or former shareholder of the Companies or any relative or affiliate of any shareholder or former shareholder of the Companies;

(j) issued, sold or transferred, or agreed to issue, sell or transfer, any stock, bond, debenture or other security of the Companies;

(k) experienced material damage, destruction or loss; or

(l) experienced any Material Adverse Change.

SECTION 3.17 Tax Matters.

(a) The Companies in a timely manner have filed all material tax returns and other reports required of them under all federal, state, local and foreign tax Laws to which they are subject and have paid all taxes required to be paid by them, whether or not shown on any tax return. All such returns and reports are true, correct and complete in all material respects and accurately set forth all items to the extent required to be reflected or included in such returns by applicable federal, state, local or foreign tax

Laws, regulations or rules. The Companies have paid in full or set up an adequate reserve in respect of all taxes for the periods covered by such returns, as well as all other taxes, penalties, interest, fines, deficiencies, assessments and governmental charges that have become due or payable, including without limitation all taxes that they are obligated to withhold from amounts paid or payable to or benefits conferred upon employees, creditors and third parties. The Companies do not have any tax liability for which an adequate tax reserve has not been established on the Balance Sheets, whether or not disputed, including any interest and penalty in connection therewith, for all periods ending on or prior to the Balance Sheet Date.

(b) Except as set forth on Schedule 3.17(b), no examination or audit of any tax return of the Companies is in progress. All deficiencies proposed as a result of any tax examination or audit of the Companies have been paid or finally settled and no issue has been raised in any such examination or audit that, by application of similar principles, reasonably can be expected to result in the assertion of a deficiency for any other year not so examined or audited. The results of any settlement and the necessary adjustments resulting therefrom properly are reflected in the Balance Sheets or described on Schedule 3.17(b). There are no grounds for any further tax liability with respect to the years that have not been examined or audited. There is no outstanding agreement or waiver made by or on behalf of the Companies for the extension of time for any applicable statute of limitations, and neither the Companies has requested any extension of time in which to file any tax return.

(c) There are no tax liens outstanding against any of the assets of the Companies or Alcomat or the BSI Properties, other than for taxes not yet due and payable.

(d) The Companies have not executed any closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof, or any similar provision of state or local law.

(e) Neither Company is a party to any tax sharing agreement or similar arrangement.

(f) The Companies have not agreed, and are not required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state or local Law by reason of a change in accounting method initiated by either of them or any other relevant party, and the Companies do not have any knowledge that the IRS has proposed any such adjustment or change in accounting method, and there is no application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the business or assets of the Companies.

(g) The Companies have not made any payments, are not obligated to make any payments, and are not a party to any agreement that under any circumstances could obligate any of them to make payments, in each case that would not be deductible under Section 280G of the Code.

(h) At all times since its inception, Alleyton has, and prior to the Conversion, will have been properly treated as an S corporation within the meaning Section 1361 of the Code and any corresponding provisions of state or local law. At all times after the Conversion, Alleyton will have been properly treated as a partnership for U.S. federal income tax purposes. Alcomat was, at all times prior to its acquisition by Alleyton, properly treated as an S corporation within the meaning of Section 1361 of the Code and any corresponding provisions of state or local law. Alcomat was, at all times since its acquisition by Alleyton and prior to the Subsidiary Conversion will have been, properly treated as a “qualified Subchapter S subsidiary” within the meaning of Section 1361 of the Code and any corresponding provisions of state or local law. Alcomat, at all times after the Subsidiary Conversion, will have been properly treated as an entity disregarded from its owner for U.S. federal, state and local tax purposes. Colorado has, at all times since its inception, properly been treated as a partnership for U.S. federal, state and local income tax purposes, including for all periods after the Partnership Conversion.

At all times since its inception, Allied Concrete Pumping LLC (“Allied Concrete”), a Texas limited liability company, has properly been treated as an entity disregarded from its owner for U.S. federal, state and local tax purposes.

(i) As used in this Agreement, the term “tax return” means any report, statement, form, return or other document or information relating to taxes. As used in this Agreement, the terms “tax” or “taxes” mean all federal, state, local and foreign income or gross receipts tax, alternative or add-on minimum tax, sales and use tax, customs duty and any other tax, charge, fee, levy or other assessment including without limitation property, transfer, occupation, service, license, payroll, franchise, excise, withholding, ad valorem, severance, stamp, premium, windfall profit, employment, rent or other tax, governmental fee or like assessment or charge of any kind whatsoever, together with any interest, fine or penalty thereon, addition to tax, additional amount, deficiency, assessment or governmental charge imposed by any federal, state, local or foreign taxing authority.

SECTION 3.18 Insurance. Set forth on Schedule 3.18 is a complete list and description of all policies of insurance, together with the premiums currently payable thereon, covering (i) damage to goods being manufactured, shipped, held or otherwise processed by the Companies, (ii) providing for fire, property, casualty, personal or product liability, workers’ compensation and other forms of insurance coverage for the Companies, or (iii) providing for fire, property, casualty and other forms of insurance coverage for the Real Property. All such policies will be outstanding and in full force and effect at the Closing Date, and the consummation of the Transactions will not cause a cancellation or reduction in the coverage of such policies. There was no material inaccuracy in any application for any such insurance coverage. Except as set forth on Schedule 3.18, there is no claim, action, suit or proceeding arising out of or based upon any of such policies of insurance, and, to the knowledge of the Seller Parties, no such claim, action, suit or proceeding is threatened. There is no notice of any pending or, to the knowledge of the Seller Parties, threatened termination or premium increase with respect to any of such policies, and the Companies and BSI (with respect to the BSI Properties) is in compliance with all material conditions contained therein.

SECTION 3.19 Corporate Name. The corporate names listed on Schedule 3.19 (collectively, the “Names”) constitute all of the corporate names presently used by the Companies. The Companies have the full legal right to use the Names in each of the jurisdictions and locations where such Names are used. There is no actual or, to the knowledge of the Seller Parties, threatened claim by any third party with respect to the use of the Names or of any actual or proposed use of the Names or any variations thereof by any third party in conflict with the use thereof by the Companies.

SECTION 3.20 Transactions with Related Parties. Except as set forth on Schedule 3.20, neither of the Companies has incurred any obligation or liability to, or, is or has been a party to, any material contract, agreement or transaction with, or become a creditor of, any shareholder or former shareholder of either of the Companies or any relative or affiliate of any shareholder or former shareholder of the Companies.

SECTION 3.21 Bank Accounts. Schedule 3.21 contains an accurate and complete list of (a) the names and addresses of each bank in which either Company has an account, (b) the account numbers of such accounts and (c) the authorized signatories and amounts for such accounts.

SECTION 3.22 Product Liability. Except as set forth in Item 1 of Schedule 3.14, there are no pending or, to the knowledge of the Seller Parties, threatened product liability, warranty, material backcharge, material additional work, field repair or other claims (or, to the knowledge of the Seller Parties, basis therefor) by any third party (whether based on contract or tort and whether relating to personal injury, including death, property damage or economic loss) arising from (a) services rendered by the Companies during periods through and including the Closing Date, (b) the sale, distribution, erection or installation of products by the Companies on or prior to the Closing Date, or the manufacture of products by the Companies whether delivered to a customer before or after the Closing Date or (c) the operation of the Companies’ business or the ownership of the assets of the Company or the Barton Properties during the period through and including the Closing Date.

SECTION 3.23 Customers. Set forth on Schedule 3.23 is a complete list of the 25 largest (in terms of dollar volume) customers of each of Alleyton and Alcomat for the eight month period ended August 31, 2013. Except as set forth on Schedule 3.23, none of such customers has terminated or indicated an intention or plan to terminate all or a material part of the services performed for or orders historically placed by such customers. Except as set forth on Schedule 3.23, the Companies have satisfactory relationships with their major customers, suppliers and contractors, and the Companies have no reason to believe there will be any adverse change in any of such relationships, whether by reason of the consummation of the Transactions or for any other reason. Except as set forth on Schedule 3.23, to the knowledge of the Seller Parties, none of the employees primarily responsible for servicing customers listed thereon has indicated an intention or plan to terminate his or her employment with the Companies.

SECTION 3.24 Brokerage. Except as set forth on Schedule 3.24, neither Company nor BSI, nor any employee or agent of any of them, nor any Equityholder dealt with any finder or broker in connection with the Transactions who may be entitled to a fee in connection therewith. Any fees payable to any finder or broker shall be the sole responsibility of the Seller Parties and in no circumstance shall Acquiror have any liability therefor.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF ACQUIROR

Acquiror represents and warrants to the Sellers, as of the date hereof and as of the Closing Date as follows:

SECTION 4.1 Organization. Acquiror is duly organized and is validly existing as a limited liability company in good standing under the Laws of the State of Delaware.

SECTION 4.2 Authority. Acquiror has the requisite power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. This Agreement and all other agreements to be executed in connection herewith by Acquiror have been duly executed and delivered by Acquiror, have been effectively authorized by all necessary action by Acquiror, and constitute legal, valid and binding obligations of Acquiror, enforceable in accordance with their respective terms.

SECTION 4.3 Governmental Authorization. The execution and delivery by Acquiror of this Agreement does not, and the consummation of the Transactions will not, require the Acquiror to obtain any consent, approval, order or authorization by, any Governmental Authority pursuant to any Law applicable to the Acquiror except as required under the HSR Act.

SECTION 4.4 Non-Contravention. The execution and delivery by Acquiror of this Agreement does not, and the consummation of the Transactions will not, (a) violate any provision of the Organizational Documents of Acquiror, (b) result in a violation of any Law applicable to Acquiror or (c) conflict with or result in a breach of, require a consent, create an event of default (or event that, with the giving of notice or lapse of time or both, would constitute an event of default) under, or give any third party the right to terminate, accelerate or modify any obligation or benefit under, any contract, agreement, mortgage, license, Permit, lease, indenture, instrument, order, arbitration award, judgment or decree to which Acquiror is a party or by which it is bound or affected, except, with respect to Sections 4.4(b) and (c) hereof, as would not be reasonably expected to prevent, materially delay or materially impede the performance by Acquiror of its obligations under this Agreement.

SECTION 4.5 Litigation. There is no pending or, to the knowledge of Acquiror, threatened Proceeding against Acquiror before or by any court or Governmental Authority that would be reasonably expected to prevent, materially delay or materially impede the performance by Acquiror of its obligations under this Agreement.

SECTION 4.6 Brokerage. None of Acquiror or any employee or agent of Acquiror has dealt with any finder or broker in connection with any of the Transactions or the negotiations looking toward the consummation of such transactions who may be entitled to a fee in connection therewith. Any fees payable to any finder or broker shall be the sole responsibility of Acquiror.

ARTICLE V.

COVENANTS

SECTION 5.1 Access.

(a) From the date hereof through the Closing Date, the Companies and BSI will give Acquiror and its financial advisors, legal counsel, independent accountants and other Representatives full access during normal business hours to all properties, documents, contracts, employees, books and records (including, but not limited to, loss information pertaining to workers’ compensation, general liability and automobile liability insurance) of the Companies, their respective Subsidiaries and the BSI Properties and will furnish Acquiror with copies of such documents (certified if so requested) and with such financial, operating and other data and information with respect to the Companies and the BSI Properties as Acquiror from time to time reasonably may request.

(b) From the date hereof through the Closing Date, the Companies and BSI will permit Representatives of Acquiror to be present at each facility of the Companies and the BSI Properties and to observe the conduct of the business of the Companies at any time during normal business hours.

SECTION 5.2 Conduct of the Business of the Companies.

(a) From the date hereof through the Closing Date, the Sellers and the Companies will use their respective reasonable best efforts to preserve the business of the Companies, keep available to the Companies the services of all current officers and substantially all key employees and preserve the goodwill of, and relationships with, the suppliers, customers, employees and others having business relations with the Companies and BSI. The covenants and agreements in this Agreement including, but not limited to, those covenants and agreements in this Article V to be performed by or with respect to the Companies shall include and apply equally to subsidiaries of the Companies to the same extent as they apply to the Companies themselves.

(b) From the date hereof through the Closing Date, except as consented to in writing by Acquiror, the Companies and BSI will continue the operation of the business of the Companies and BSI (with respect to the BSI Properties) in compliance with all applicable Laws and in the ordinary course consistent with past practice, and will maintain the assets, properties and rights of the Companies and the BSI Properties in at least as good order and condition as exists on the date hereof, subject to ordinary wear and tear; provided that the Companies may dividend Cash to the Equityholders provided that such Cash is not to be added to the Closing Date Companies Purchase Price in Section 2.5(a). Without limiting the generality of the foregoing, from the date hereof through the Closing Date, the Companies and BSI, in respect of the Companies or the BSI Properties, as applicable, shall not do or propose to do, directly or indirectly, any of the following without the prior written consent of Acquiror:

(i) incur, discharge or satisfy any material obligation or liability (absolute, accrued, contingent or other) or any Encumbrances, except in the ordinary course of business consistent with past practice;

(ii) increase or establish any reserve for taxes or other liabilities on its books or otherwise provide therefor, except for taxes or other liabilities relating to the ordinary course operations of the Companies since the date of the Balance Sheets; write up or down the value of inventory or determine as collectible any notes or accounts receivable that were previously considered to be uncollectible, except (A) aggregate inventory shall be revalued at December 31, 2013 in accordance with GAAP as agreed by the parties and (B) for write-ups or write-downs in accordance with GAAP in the ordinary course of business consistent with past practice; or voluntarily make any change in any of its methods of accounting or in any of its accounting principles or practices;

(iii) except as disclosed on Schedule 5.2(b)(iii), lease, license, sell, assign, transfer or encumber any asset, property or business, including any Owned Property or waive or permit to lapse any right or claim, except in the ordinary course of business consistent with past practice;

(iv) make any loan to any Equityholder or any relative or affiliate of any Equityholder, transfer any asset to any Equityholder or any relative or affiliate of any Equityholder other than the payment of wages or salaries to Equityholders who are also employees of the Companies in the ordinary course of business and as disclosed on Schedule 5.2(b)(iv); or enter into or agree to enter into any transaction with or for the benefit of any Equityholder or any relative or affiliate of any Equityholder other than the Transactions;

(v) acquire, whether by merger or otherwise, any Person or any line of business from or a substantial portion of the assets of, or any equity of, any Person or acquire any real property interests other than the Owens Property;

(vi) except for the Subsidiary Conversion, the Partnership Conversion and the Conversion, reclassify or change in any manner the outstanding shares of capital stock, limited or general partnership interest or other ownership interests of the Companies or agree to issue, sell, transfer, pledge, encumber or deliver any stock, bond, debenture or other security of the Companies;

(vii) grant any increase in the compensation payable to any officer, director, consultant, employee or agent of the Companies, except for increases in the compensation payable in the ordinary course of business consistent with past practice to employees (other than key employees) in amounts and at times consistent with past practice; enter into or amend any contract for the employment of any officer, employee or other person that is not terminable upon 30 days’ notice or less, except for accrued vacation pay for past services; enter into any contract or collective bargaining agreement with any labor union; enter into or agree to enter into any bonus, pension, profit-sharing, retirement, stock purchase, stock option, deferred compensation, incentive compensation, hospitalization, insurance or similar plan, contract or understanding providing for employee benefits; or make any payment or a contribution under any ERISA Plan or Non-ERISA Plan or incur any obligation to make any such payment or contribution that is not in accordance with the usual past practice of the Companies;

(viii) enter into any contract except in the ordinary course of business consistent with past practice, for the sale of goods or the performance of services for or by the Companies that is not terminable upon 30 days’ notice or less without penalty; enter into any contract continuing for a period of more than three months from its date that is not terminable upon 30 days’ notice or less without penalty; enter into any agreement or instrument relating to the borrowing or lending of money or extension of credit or the making of any investment or capital contribution; or guarantee or indemnify any Person or entity with respect to any obligation for borrowed money or otherwise, excluding endorsements made for collection; or make or permit to be made any amendment, modification, cancellation or termination of any material contract, agreement, lease, license, finance agreement or written evidence of indebtedness;

(ix) extend credit in excess of $100,000 to any customer (other than Allied Concrete, Sand Express/Quickcrete, Allied and Cemex) or depart from the normal and customary trade, discount and credit policies of the Companies;

(x) settle any administrative or judicial proceedings;

(xi) make or revoke any material tax election or file any amended tax return, including with respect to Alcomat, Allied Concrete and any other Subsidiaries of either of the Companies;

(xii) terminate or fail to renew any Permit relating to the business or assets of the Companies or the BSI Properties;

(xiii) amend the certificate of incorporation, the bylaws or other organizational documents of the Companies other than in connection with the Conversion, the Partnership Conversion and the Subsidiary Conversion; or

(xiv) agree, authorize or commit to do any of the foregoing.

SECTION 5.3 Third Party Consents.

(a) The Equityholders, CGC and BSI will, at their cost and expense (and not at the expense of the Companies) obtain or cause to be obtained all consents, waivers, approvals, amendments and authorizations required to satisfy the condition in Section 7.8 hereof.

(b) The Equityholders, CGC, BSI and Acquiror shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to (i) obtain from Governmental Authorities and any individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity (“Person”) all consents, approvals, authorizations, qualifications and orders as are necessary for the consummation of the Transactions (provided, that, other than the Equityholders, CGC’s and BSI’s obligations pursuant to Section 5.3(a), no party shall be required to (and the Companies shall not without the consent of Acquiror) incur direct costs or expenses for the foregoing consents and similar items in this clause), (ii) promptly make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Ancillary Agreements required under applicable Law and (iii) have vacated, lifted, reversed or overturned any order, decree, ruling, judgment, injunction or other action (whether temporary, preliminary or permanent) (an “Order”) that is then in effect and that enjoins, restrains, conditions, makes illegal or otherwise restricts or prohibits the consummation of the Transactions. In furtherance and not in limitation of the foregoing, the Equityholders, CGC, BSI and the Companies shall permit Acquiror reasonably to participate in the defense and settlement of any claim, suit or cause of action relating to this Agreement, the Ancillary Agreements or the Transactions, and such parties shall not settle or compromise any such claim, suit or cause of action without Acquiror’s written consent. Notwithstanding anything herein to the contrary, Acquiror shall not be required by this Section 5.3 to take or agree to undertake any action, including litigation or entering into any consent decree, hold separate order or other arrangement, including any of the foregoing that would (A) require the divestiture of any assets of Acquiror or any of its affiliates or any portion of the assets of the Companies or the BSI Properties or (B) limit Acquiror’s freedom of action with respect to, or its ability to consolidate and control, the Companies or their assets or business or the BSI Properties or any of Acquiror’s or its affiliates’ other assets or businesses or (C) limit Acquiror’s ability to acquire or hold, or exercise full rights of ownership with respect to, the Equity Interests.

SECTION 5.4 Notice of Default of the Seller Parties.

(a) The Sellers will promptly give notice to Acquiror of the occurrence of any event known to any of them, or the failure of any event to occur known to any of them, that results in a breach of any representation or warranty by any of them, or a failure by any of them, to comply with any covenant, condition or agreement contained herein.

(b) The Sellers will take all actions necessary to render accurate as of the Closing Date their respective representations and warranties contained herein, (ii) refrain from taking any action that would render any such representation or warranty inaccurate as of such time and (iii) perform or cause to be satisfied each covenant or condition to be performed or satisfied by them as contemplated by this Agreement.

SECTION 5.5 Non-Compete and Non-Solicitation.

(a) In order that Acquiror may have and enjoy the full benefit of the Business and in consideration of, among other things, the consideration provided by Acquiror pursuant to this Agreement and the entry into the Ancillary Agreements, during the period from the date hereof through the seventh anniversary of the date hereof (the “Non-Compete Period”), no Seller Party will:

(i) directly or indirectly, engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend any credit to, or render services or advice to or consult with, any Person, business, firm, corporation, partnership, association, joint venture or other entity or individual that engages in or conducts any business engaged in by the Companies or BSI as of the Closing Date, including the Business, anywhere within 150 miles from any of the operating facilities of the Companies or the BSI Properties; provided, however, the Seller Parties may collectively own less than 1% of the outstanding shares of any class of securities of any enterprise that conducts such business (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended;

(ii) except as set forth in Schedule 5.5, directly or indirectly, either for himself, herself, itself or any other Person or entity, hire any of the officers or directors or other persons employed by the Companies, or Acquiror or its affiliates (with respect to the Business) and their respective successors or assigns, or solicit or induce such persons to leave the employ of the Companies or Acquiror or its affiliates (with respect to the Business);

(iii) directly or indirectly, approach or seek business from any Customer (as defined below), refer business from any Customer to any enterprise or business or be paid commissions based on business sales received from any Customer by any enterprise or business. For purposes of this Section 5.5, the term “Customer” means any Person, firm, corporation, partnership, association or other entity to which the Companies, Acquiror or their affiliates or any of their successors or assigns, provided goods or services during the 36-month period prior to the time at which any determination shall be made that any such Person, firm, corporation, partnership, association or other entity is a Customer. For the purposes of this Agreement, the term “affiliate” shall mean any entity controlling, controlled by or under common control with the named party;

(iv) disparage the Companies, Acquiror or any of their affiliates in any way which could adversely affect the goodwill, reputation or business relationships of the foregoing with the public generally, or with any of their customers, suppliers or employees; or

(v) directly or indirectly, either for himself, herself, itself or any other Person or entity, acquire, or negotiate and/or enter into a lease, royalty arrangement or similar agreement related to the development or exploitation of aggregate reserves or otherwise, relating to, the Trust Property, or render services or advice to or consult with any other Person in connection therewith.

(b) Each of the Seller Parties acknowledges that the restrictions imposed by this Agreement are fully understood by such Person, are fair and reasonable, and will not preclude such Person from becoming gainfully employed following the execution of this Agreement. Each Seller Party further acknowledges and agrees that the payments to be made to it pursuant to this Agreement are sufficient consideration for its obligations under Section 5.5(a).

(c) If any of the provisions of this Section 5.5 shall otherwise contravene or be invalid under the Laws of any state or other jurisdiction where it is applicable but for such contravention or invalidity, such contravention or invalidity shall not invalidate all of the provisions of this Section 5.5, but rather this Section 5.5 shall be reformed and construed, insofar as the Laws of that state or jurisdiction are concerned, as not containing the provision or provisions, but only to the extent that they are contravening or are invalid under the Laws of that state or jurisdiction, and the rights and obligations created hereby shall be reformed and construed and enforced accordingly. In the event of a breach or violation by any Seller Party of this Section 5.5, Acquiror shall have the right to pursue all legal remedies provided for herein and, notwithstanding recovery of any such remedy, the Non-Compete Period as to such Seller Party shall be tolled until such breach or violation has been cured.

(d) Each Seller Party acknowledges that Acquiror will have no adequate remedy at law and may suffer irreparable damage if any of the Seller Parties breach or fail to perform any of their obligations in this Agreement, including, without limitation, Section 5.5, Section 5.6, Section 5.8 and Section 5.13(b). Accordingly, each of the Seller Parties agrees that Acquiror shall have the right, in addition to any other rights which it may have, to specific performance and equitable injunctive relief if any of the Seller Parties shall fail or threaten to fail to perform any of their obligations hereunder. In connection therewith, each of the Seller Parties waive the claim or defense that adequate remedy at law exists.

(e) For the avoidance of doubt, the parties hereto agree that, other than as set forth in Section 5.5(a)(v), this Section 5.5 does not restrict or prohibit the Seller Parties from owning, leasing or using real property for purposes other than in connection with a Business or related activities engaged in by the Companies prior to the Closing Date. The parties hereto also agree that this Section 5.5 does not restrict Perry Glen Shepard’s ability to engage or invest in, own, manage, operate, finance or control the factoring business that he owns as of the date of this Agreement.

SECTION 5.6 Confidentiality.

(a) Until the Closing Date, each of the parties shall, and shall cause its affiliates and officers, directors, principals, employees, advisors, auditors, agents and other representatives (collectively, “Representatives”) to, keep confidential, disclose only to its affiliates or Representatives and use only in connection with the Transactions all information and data obtained by them from the other party or its affiliates or Representatives relating to such other party, the Companies, the BSI Properties or the Transactions (other than information or data that is or becomes available to the public other than as a result of a breach of this Section 5.6 or that was known to such party at the time of receipt), unless disclosure of such information or data is required by applicable Law. In the event that the Transactions are not consummated, each party shall, and shall use its commercially reasonable efforts to cause its affiliates and Representatives to, promptly return to the other party or destroy all documents (including all copies thereof) containing any such information or data.

(b) For a period of seven years following the Closing Date, the Sellers shall not, and each Seller shall cause its affiliates and Representatives and its respective affiliates not to, use for its or their own benefit or divulge or convey to any third party, any Confidential Information; provided, however, that each Seller and their respective affiliates may furnish such portion (and only such portion) of the Confidential Information as such party reasonably determines it is legally obligated to disclose if: (i) it receives a request to disclose all or any part of the Confidential Information under the terms of a subpoena, civil investigative demand or Order issued by a Governmental Authority; (ii) to the extent not inconsistent with such request, it notifies Acquiror of the existence, terms and circumstances surrounding such request and consults with Acquiror on the advisability of taking steps available under applicable Law to resist or narrow such request; (iii) it exercises its commercially reasonable efforts to obtain an Order or other reliable assurance that confidential treatment will be accorded to the disclosed Confidential Information; and (iv) disclosure of such Confidential Information is required to prevent the Seller Parties or such affiliate from being held in contempt or becoming subject to any other penalty under applicable Law. For purposes of this Agreement, “Confidential Information” consists of this Agreement, all information and data relating to the Companies, the assets and business of the Companies and the BSI Properties (including intellectual property, customer and supplier lists, pricing information, marketing plans, market studies, client development plans, business acquisition plans and all other information or data), and the Transactions, except for data or information that is or becomes available to the public other than as a result of a breach of this Section 5.6.

(c) Effective as of the Closing, the Sellers hereby assign to Acquiror all their respective right, title and interest in and to any confidentiality agreements entered into by them and each Person (other than Acquiror and its affiliates and Representatives) who entered into any such agreement or to whom Confidential Information was provided in connection with any transaction involving the acquisition or purchase of all or any portion of the Companies or any of the Companies’ assets or the BSI Properties Interests. From and after the Closing, the Sellers will take all actions reasonably requested by Acquiror in order to assist in enforcing the rights so assigned. The Sellers shall use their commercially reasonable efforts to cause any such Person to return to the Sellers any documents, files, data or other materials constituting Confidential Information that was provided to such Person in connection with the consideration of any such transaction.

SECTION 5.7 Public Announcements. On and after the date hereof and through the Closing Date, the parties shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Ancillary Agreements or the Transactions, and none of the Seller Parties or TBGSI on the one hand or Acquiror on the other hand shall issue any press release or make any public statement prior to obtaining the other party’s written approval, which approval shall not be unreasonably withheld, except that no such approval shall be necessary to the extent disclosure may be required by applicable Law or any listing agreement of any party hereto or its affiliates.

SECTION 5.8 Exclusivity.

(a) The Companies, TBGSI and the Sellers agree that between the date of this Agreement and the earlier of the Closing and the termination of this Agreement, the Companies, TBGSI and the Sellers shall not and shall not permit any of their respective affiliates or Representatives to:

(i) solicit, initiate, consider, encourage or accept any other proposals or offers from any Person relating to any direct or indirect acquisition or purchase of all or any portion of the Equity Interests, assets of the Companies, the BSI Properties or any other equity interests in the Companies, whether effected by sale of assets, sale or issuance of equity, merger, consolidation, equity exchange or otherwise, other than inventory to be sold in the ordinary course of business consistent with past practice; or

(ii) participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing.

(b) The Companies, TBGSI and the Sellers shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing.

(c) The Companies, TBGSI and the Sellers shall notify Acquiror promptly, but in any event within 24 hours, orally and in writing if any such proposal or offer, or any inquiry or other contact with any Person with respect thereto, is made. Any such notice to Acquiror shall indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of such proposal, offer, inquiry or other contact. The Companies, TBGSI and the Sellers shall not release any Person from, or waive any provision of, any confidentiality or standstill agreement to which the Companies, TBGSI or a Seller is a party or beneficiary, without the prior written consent of Acquiror.

SECTION 5.9 Financing.

(a) The Companies, TBGSI and the Seller Parties shall provide Acquiror and its affiliates and Representatives with such cooperation and assistance in connection with the arrangement of financing for the Transactions as may be requested by Acquiror, including (i) participating in meetings, presentations, due diligence sessions, drafting sessions and sessions with prospective lenders, investors and rating agencies in connection with the financing, (ii) assisting with the timely preparation of materials for bank information memoranda, prospectuses, private placement memoranda, financial statements (including pro forma financial statements), rating agency presentations or similar document(s) required in connection with such financing, (iii) furnishing Acquiror and its affiliates and their financing sources as promptly as is practicable (and in any event no later than 30 days prior to the Closing Date) or, in the case of quarterly or annual financial statements that have not been delivered prior to the date hereof, by a date that is not later than 45 days after the end of the relevant fiscal quarter in respect of unaudited financial statements or 90 days after the end of the relevant fiscal year in respect of audited financial statements) with financial statements, financial books and records, reports, projections and other information regarding the Companies and their businesses and operations and the BSI Properties, (iv) facilitating the pledging of collateral in connection with the financing (including obtaining and delivering any pay-off letters or other cooperation in connection with the repayment or other retirement of existing indebtedness and the release and termination of any and all related liens) on or prior to the Closing Date, (v) causing the taking of corporate actions (subject to the occurrence of the Closing) by the Companies that are reasonably necessary to permit the completion of the financing, (vi) using reasonable efforts to obtain accountants’ comfort letters, surveys, environmental reports and third party consents necessary to permit the completion of the financing, (vii) facilitating the execution and delivery (at the Closing) of guarantees, mortgages or other definitive documents relating to the financing and (viii) cooperating reasonably with Acquiror’s and affiliates financing sources’ due diligence and with their efforts to obtain guarantees and to obtain and perfect security interests in assets intended to constitute collateral securing such financing, with such cooperation occurring prior to or simultaneously with the Closing Date, but the execution of any guarantee or security arrangement not taking effect until the Closing Date.

(b) The Companies, TBGSI and the Seller Parties shall cause their legal counsel to render and provide reasonable assistance to Acquiror and Acquiror’s counsel in connection with the rendering of any legal opinions as may be reasonably necessary in connection with the financing, in each case in customary form and of customary scope for the applicable jurisdiction and a transaction such as the financing.

SECTION 5.10 Notice of Default of Acquiror.

(a) Acquiror will promptly give notice to the Seller Representative of the occurrence of any event known to Acquiror, or the failure of any event known to Acquiror to occur, that results in a breach of any representation or warranty by Acquiror or a failure by Acquiror to comply with any covenant, condition or agreement contained herein.

(b) Acquiror will (i) take all actions necessary to render accurate as of the Closing Date its representations and warranties contained herein, (ii) refrain from taking any action that would render any such representation or warranty inaccurate as of such time and (iii) perform or cause to be satisfied each covenant to be performed or satisfied by it as contemplated by this Agreement.

SECTION 5.11 Title Documents.

(a) Prior to the Closing, the Companies, TBGSI and the Seller Parties will at their cost and expense (other than the cost of premiums for additional title and leasehold insurance that Acquiror requests that they obtain at Acquiror’s cost) (i) use their good faith efforts to obtain estoppels, warranty deeds, good and marketable title, title reports, title and leasehold insurance (in form and substance satisfactory to Acquiror), correct defects and imperfections of title and remove Encumbrances, other than Permitted Encumbrances (which term does not include any amendments or supplements to the Schedules for the purposes of this Section 5.11), for each of the parcels of Real Property (including parcels that the Companies purport to own but may not be titled in their name as of the date hereof ), and (ii) use their good faith efforts to take such steps as otherwise may be necessary to ensure that the Representations and Warranties of the Sellers and TBGSI set forth in Section 3.7 hereof are true and correct as of the Closing Date. If the Companies and Seller Parties fail to perform their obligations under this Section 5.11, Acquiror shall have the right, but not the obligation, in its discretion, prior to the Closing, to satisfy these obligations and charge Seller Parties for the cost relating thereto. Notwithstanding the foregoing, the parties agree that matters relating to title to each of the parcels of Real Property set forth on Schedule 3.7(c) as owned by Alcomat (collectively, the “Alcomat Properties”) are addressed in Section 5.11(b), and not this Section 5.11(a).

(b) Prior to Closing, Alleyton will, at its cost and expense, obtain, or cause Alcomat to obtain, a title insurance policy for each Alcomat Property with a value to be agreed on by Acquiror and the Alleyton Sellers (collectively, the “Alcomat Title Insurance Policies”). The Alleyton Sellers will provide the title commitment for each Alcomat Title Insurance Policy to Acquiror for review, and Acquiror will notify the Alleyton Sellers of any Encumbrances set forth thereon to which Acquiror objects (collectively, the “Alcomat Title Objections”). The Alleyton Sellers will use their good faith efforts to remove the Alcomat Title Objections from the Alcomat Title Insurance Policies prior to Closing.

(c) Prior to Closing, Alleyton will, at its cost and expense, obtain a title insurance policy for the Owens Property with a value equal to the purchase price of the Owens Property set forth in the Owens Purchase Agreement (the “Owens Title Insurance Policy”). Prior to Closing, Acquiror will notify the Alleyton Sellers of any Encumbrances set forth on the title insurance commitment for the Owens Property to which Acquiror objects (collectively, the “Owens Objections”). The Alleyton Sellers will use their reasonable best efforts to remove the Owens Title Objections from the title insurance policy for the Owens Property prior to Closing. Prior to Closing, Alleyton will deliver to Acquiror a true and complete copy of the survey of the Owens Property. Acquiror will notify the Alleyton Sellers of any discrepancies in the survey of the Owens Property to which Acquiror objects. The Alleyton Sellers will use their good faith efforts to correct such discrepancies prior to Closing.

(d) Provided that they have used their good faith efforts, the Companies, TBGSI and the Seller Parties shall not have any liability to Acquiror for the termination of this Agreement related to the failure to satisfy the goals of those efforts as set forth in this Section 5.11.

SECTION 5.12 Financial Reporting. Prior to and after the Closing, the Seller Parties shall and shall cause their affiliates and Representatives to cooperate with Acquiror in connection with, and use reasonable best efforts to provide to Acquiror any information (including annual, quarterly, monthly and other financial statements and information related to the Companies and their businesses and operations and the BSI Properties) reasonably requested by Acquiror in connection with, in compliance with any reasonable deadline imposed by Acquiror, Acquiror’s or any of its affiliate’s compliance with any Law or GAAP requirement applicable to it.

SECTION 5.13 Trust Property. From the date hereof through the Closing Date, the Major Sellers will each use their respective good faith efforts to negotiate and assist Alleyton in its efforts to enter into an agreement with RES/VLS Real Estate Limited Partnership (or its assignee) for the lease, on commercially reasonable terms, of that certain piece of real property known as the Trust Property as more fully described on Schedule 5.13(a) hereto (the “Trust Property”); provided, however, that neither Alleyton nor any Seller Party shall enter into any lease or acquisition agreement relating to the Trust Property without the prior written consent of Acquiror. Provided that the Seller Parties have used good faith efforts to comply with their obligations under this Section 5.13(a): none of the Seller Parties shall have any liability to Acquiror if Alleyton does not enter into a lease for the Trust Property as contemplated by this Section 5.13(a), and the consideration to be paid under this Agreement at or after Closing shall not be adjusted because Alleyton has not entered into such lease.

SECTION 5.14 Waiver of Buy-Sell Agreements. Each Company and Equity Seller that is a party to the Buy-Sell Agreement, dated as of January 1, 2013, among Todd Barten, Perry Glen Shepard, Frank Bantle, Sr., Steve Rhodes, Johnny Cook and Alleyton or to the Buy-Sell Agreement, dated as of January 1, 2013, among Todd Barten, Perry Glen Shepard, Steve Rhodes, Johnny Cook, Colorado and CGC (together, the “Buy-Sell Agreements”) hereby waives any rights exercisable by such Company or Equity Seller pursuant to the Buy-Sell Agreements in connection with the Transactions.

SECTION 5.15 Colorado County Aggregates Reserves. During the Non-Compete Period, upon Acquiror’s request from time to time, the Major Sellers will use their respective good faith efforts to assist Acquiror with any opportunities that may arise to acquire or “lease” aggregates in Colorado County, Texas (any agreements for such acquisitions or leases, the “Colorado County Aggregates Reserves Agreements”). In addition, if either of the Major Sellers, directly or indirectly, either for himself or any other Person, has the opportunity to negotiate and/or enter into a Colorado County Aggregates Reserves Agreement, whether or not such opportunity arose out of a request by Acquiror, the Major Sellers will notify Acquiror of such opportunity and provide it with the details thereof. The Acquiror’s rights and Major Sellers’ obligations hereunder are in addition to the rights and obligations set forth in the Noncompete provisions of Section 5.5 hereof and the provisions of Section 5.13 hereof regarding the Trust Lease.

SECTION 5.16 Schedule Amendments. The Sellers and TBGSI shall (and are hereby permitted to) supplement or amend the Disclosure Schedules so that such schedules and related representations and warranties are true and correct as soon as possible after the date hereof and in no case later than such date (the “Cut-Off Date”) as is necessary to allow sufficient time prior to the Termination Date for financing of the Transactions contemplated by Acquiror to be secured on the basis of the final Disclosure Schedules. No such supplements or amendments to any Disclosure Schedules shall be made, nor shall be effective even if purported to be made, on or after the Cut-Off Date. The exact date to be established for the Cut-Off Date shall be agreed by the parties hereto as soon as possible after the date hereof, subject to the mutual reasonable consent of the parties hereto based on the time reasonably required for the Sellers and TBGSI to complete the Disclosure Schedules while allowing sufficient time prior to the Termination Date to allow the Acquiror to secure the financing contemplated by Acquiror to fund the Transactions which the parties recognize requires finalized Disclosure Schedule. The Sellers and TBGSI shall have no liability under this Agreement whether or not the Closing occurs for any misrepresentations made as of the date hereof that are corrected by such supplements or amendments to such Disclosure Schedules prior to the Cut-Off Date. The parties agree that the Closing Share percentages set forth on Schedule 2.9(c)(i) may be amended prior to Closing by the Seller Representative, once the Estimated Purchase Price has been determined.

SECTION 5.17 Vox Property Development. The Companies and BSI shall continue to develop the Vox Property in the ordinary course of business consistent with past practice.

SECTION 5.18 Brune Lease and Adjacent Property.

(a) Prior to the Closing, Alleyton may transfer and assign to BSI the Brune Lease, which relates to that certain piece of real property known as the Brune Property as more fully described on Schedule 5.18(a) hereto (the “Brune Property”). The parties hereto agree that the use of the Brune Property and the Adjacent Property following the Closing is subject to Section 5.5. Prior to the Closing, the Sellers will (i) permit Acquiror and its Representatives to access the Brune Property and the Adjacent Property in order to test such property, including by performing intrusive studies, for the presence of aggregates and (ii) otherwise facilitate such testing.

(b) For the purposes of this Section 5.18:

(i) The “Adjacent Property” means that certain piece of real property adjacent to the Brune Property as more fully described on Schedule 5.18(b) hereto.

(ii) The “Brune Lease” means the Sand and Gravel Lease, dated August 14, 2008, between Marjorie S. Brune, individually and as trustee of the Marjorie S. Brune Revocable Living Trust, Herman Willie Brune and Elena Brune Hollub and Alleyton.

SECTION 5.19 Appraisals. Upon Acquiror’s request, the Seller Parties and BSI will obtain, prior to Closing, at Acquiror’s expense, appraisals of the parcels of Real Property designated by Acquiror from a third-party appraiser selected by Acquiror.

ARTICLE VI.

INDEMNIFICATION

SECTION 6.1 Indemnification of Acquiror. Subject to the limitations set forth in this Article VI, the Major Sellers shall, jointly and severally (collectively, the “Seller Indemnifying Parties”), indemnify and hold harmless the Companies, Acquiror and their affiliates (collectively, the “Acquiror Indemnified Parties”) in respect of any and all claims, losses, damages, liabilities, whether or not due and payable, and expenses (including, without limitation, settlement costs and any legal or other expenses for investigating or defending any actions or threatened actions, including with respect to enforcement of such indemnity) (“Losses”) incurred or sustained by the Acquiror Indemnified Parties in connection with each and all of the following, together with interest on cash disbursements from the date of disbursement by the Acquiror Indemnified Parties in connection therewith at the then current London Interbank Offered Rate plus 5% (“LIBOR Rate”):

(a) any breach of representations or warranties made by the Sellers or TBGSI in this Agreement (including any Schedules, as they may have been supplemented or amended in accordance with Section 5.16, or Exhibits hereto), any Ancillary Agreement or in any certificate delivered by any of the Sellers (or the Seller Representative on their behalf) hereunder or thereunder, including the certificate delivered pursuant to Section 7.1 (disregarding for this purpose the words “material,” “materiality,” “material adverse effect” or similar terms in such representations and warranties);

(b) the breach of any covenant, agreement or obligation of the Sellers (or the Companies with respect to breaches occurring prior to the Closing) or TBGSI contained in this Agreement, any Ancillary Agreement or any other document contemplated hereby or thereby, including the certificate contemplated by Section 7.1;

(c) any and all Excluded Liabilities and Losses arising with respect to the claims listed on Schedule 6.1(c) hereto; and

(d) any and all Environmental Damages.

SECTION 6.2 Indemnification by Acquiror. Subject to the limitations set forth in this Article VI, Acquiror (the “Acquiror Indemnifying Party” ) shall indemnify and hold harmless the Sellers and their affiliates (collectively, the “Seller Indemnified Parties”) in respect of any and all Losses, whether or not due and payable incurred or sustained by the Seller Indemnified Parties in connection with each and all of the following, together with interest equal to the LIBOR Rate (as herein defined) on cash disbursements from the date of disbursement:

(a) any breach of representations or warranties made by Acquiror in this Agreement (including any Schedules or Exhibits hereto), any Ancillary Agreement or in any certificate delivered by Acquiror hereunder or thereunder, including the certificate delivered pursuant to Section 8.1 (disregarding for this purpose the words “material,” “materiality,” “material adverse effect” or similar terms in such representations and warranties); and

(b) the breach of any covenant, agreement or obligation of Acquiror contained in this Agreement, any Ancillary Agreement or any other document contemplated hereby or thereby, including the certificate contemplated by Section 8.1.

The Acquiror Indemnifying Party and the Seller Indemnifying Parties are together the “Indemnifying Parties.” The Seller Indemnified Parties and the Acquiror Indemnified Parties are together the “Indemnified Parties.”

SECTION 6.3 Limitations on Indemnification.

(a) Threshold. Except as provided in Section 6.3(c), no Indemnified Party shall be permitted to enforce any claim for indemnification pursuant to this Agreement based on Sections 6.1(a) or 6.2(a), respectively against any Indemnifying Party until in each case the aggregate amount of such respective claims exceeds $1,000,000 (the “Threshold Amount”). Once claims pursuant to such respective Sections 6.1(a) or 6.2(a), as the case may be, in excess of the Threshold Amount have been asserted by such Indemnified Party against such Indemnifying Parties in the aggregate, all such claims may be pursued, but only to the extent that such claims are above the Threshold Amount.

(b) Maximum Indemnification. Except as provided in Section 6.3(c), in no event shall any Indemnifying Party be required to make indemnification payments with respect to claims based on Sections 6.1(a) or 6.2(a), respectively, in excess of $15,000,000.

(c) Limitation. The limitations in Sections 6.3(a) and 6.3(b) shall not apply to any Fundamental Claim, Fraud Claim or Tax Claim, as defined herein. In no event shall any Indemnifying Party be required to make indemnification payments under this Agreement in excess of the Total Purchase Price.

(d) Survival. Any claim for indemnification shall survive the Closing until expiration of the applicable statute of limitations, if any, subject to the survival periods, if any, set forth in this Section 6.3 with respect to certain of such claims; provided, however, that any claim for indemnification based upon any misrepresentation with respect to Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.7(c), and 3.24 (“Fundamental Claim”) shall survive indefinitely. In addition, any claim for indemnification shall survive the applicable termination date, if any, set forth herein if a party, prior to such termination date, shall have advised the other party in writing of facts that constitute or may give rise to an alleged claim for indemnification, specifying in reasonable detail the basis under this Agreement for such claim.

(i) Representations and Warranties. Any claim for indemnification based on Section 6.1(a) or Section 6.2(a) other than a claim referred to in Sections 6.3(d)(ii) or 6.3(d)(iii) shall be made during the period from the Closing Date until the date that is eighteen months after the Closing Date, after which such date, the Indemnified Parties are foreclosed from making such claims against the Indemnifying Parties.

(ii) Environmental Claims. Any claim based upon Section 6.1(d), or the breach by the Seller Parties of the representations and warranties set forth in Section 3.10 (“Environmental Claims”) may be made at any time prior to the third anniversary of the Closing Date, after which such date, the Indemnified Parties are foreclosed from making such claims against the Indemnifying Parties

(iii) Claims Barred Only by the Applicable Statute of Limitations. Any claim based upon (A) any willful, grossly negligent, fraudulent or intentional misrepresentation of any Seller contained in this Agreement, any Ancillary Agreement or any other document, list, exhibit or instrument furnished in connection herewith or therewith, including any assessment by a taxing authority alleged to arise from a willful, false or fraudulent intent to evade taxes, or from any failure to file a return (“Fraud Claim”); or (B) taxes for which the Seller Indemnifying Parties are required to indemnify Acquiror or from a misrepresentation of the Seller Parties with respect to Section 3.17 (“Tax Claim”), may be made until the date that such claim is barred by the applicable statute of limitations, if any.

(e) Offset. The Acquiror Indemnified Parties shall have the right to set off and apply against any future payments owed to the Seller Indemnifying Parties or any of their affiliates under Section 2.7 (Installment Payments), the amount of any indemnity claims made in good faith by the Acquiror

Indemnified Parties against the Seller Indemnifying Parties pursuant to the provisions of this Agreement or any Ancillary Agreement. Any such set-off and application may be made by an Acquiror Indemnified Party of the amount of any such indemnity claims and such amounts shall, without further action on the part of any party, be deemed set off and applied against any future installment payments described in Section 2.7 as determined by the Acquiror Indemnified Party. Subject to the following sentence, the Acquiror Indemnified Parties may pursue recovery against the Seller Indemnifying Parties from other than the installment payments described in Section 2.7 to the extent that there are or may be insufficient installment payments (as measured in the following sentence) to satisfy such claims. The parties agree that any judgment or settlement of any indemnity claim made by the Acquiror Indemnified Parties under this Article VI shall be satisfied first by offsetting the amount of such settlement or judgment against any future payments owed to the Seller Indemnifying Parties or any of their affiliates under Section 2.7 (Installment Payments) in accordance with Section 6.3(e); provided, that the amount to be so offset with respect to any settlement or judgment not due at the time such indemnity claim was made shall be valued on a present value basis using a discount rate of ten percent.

SECTION 6.4 Defense by the Indemnifying Parties. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a Person (other than the Indemnified Parties) solely for monetary damages in a civil proceeding, the Indemnifying Parties at their sole cost and expense, may, upon written notice to the Indemnified Parties received by the Indemnified Parties within 10 Business Days after the Indemnifying Parties’ receipt of notice of such claim, assume the defense of any such claim or legal proceeding, provided that the Indemnifying Parties acknowledge in writing their obligation to indemnify the Indemnified Parties in respect of the entire amount of all of the claims asserted therein, subject to the indemnity limitations hereunder . If the Indemnifying Parties assume the defense of any such claim or legal proceeding, the Indemnifying Parties shall select counsel reasonably acceptable to the Indemnified Parties to conduct the defense of such claims or legal proceedings and, at their sole cost and expense (which costs and expenses shall not be applied against any indemnity limitation hereunder), shall take all steps necessary in the defense or settlement thereof. The Indemnifying Parties shall not consent to a settlement of, or the entry of any judgment arising from, any such claim or legal proceeding, without the prior written consent of the Indemnified Parties, unless such settlement is solely for monetary damages and does not involve the admission of wrongdoing by any of the Indemnified Parties, the Indemnifying Parties admit in writing their liability to hold the Indemnified Parties harmless from and against any and all Losses arising out of such settlement and concurrently with such settlement the Indemnifying Parties pay into court the full amount of all Losses to be paid by the Indemnifying Parties in connection with such settlement, subject to the indemnity limitations hereunder. The Indemnified Parties shall be entitled to participate in (but not control) the defense of any such action, with their own counsel and at their own expense and shall be entitled to any and all information or documentation relating thereto; provided, that, if upon the advice of counsel, there shall exist a potential conflict of interest between the Indemnified Parties and the Indemnifying Parties or one or more defenses may be available to the Indemnified Parties that are not available to the Indemnifying Parties, then, in each such case, the Indemnified Parties shall be entitled to participate in such defense with their own counsel at the expense of the Indemnifying Parties. If the Indemnifying Parties do not assume (or continue to diligently and competently prosecute) the defense of any such claim or litigation resulting therefrom in accordance with the terms hereof the Indemnified Parties may defend against such claim or litigation in such manner as they may deem appropriate, including, but not limited to, settling such claim or litigation, subject to the consent of the Indemnifying Parties (not to be unreasonably withheld, delayed or conditioned). The Indemnifying Parties shall be entitled to participate in the defense of any action by the Indemnified Parties, which participation shall be limited to contributing information to the defense and being advised of its status.

SECTION 6.5 Manner of Indemnification. Within 30 calendar days after receipt of notice by the Indemnifying Parties of a claim by the Indemnified Parties, subject to the last sentence of Section 6.3(e), the Indemnifying Parties shall satisfy such claim by the payment of cash to the Indemnified Parties for the full amount of such claim unless the Indemnifying Parties deliver notice that they dispute such claim or part thereof within such period.

SECTION 6.6 Intentionally Omitted.

SECTION 6.7 Exclusive Remedy. The Indemnified Parties agree that indemnification under this Article VI shall be the exclusive remedy against any Indemnifying Party for any breaches of any representations, warranties, covenants and agreements of the parties under this Agreement, the Ancillary Agreements and in any certificate delivered hereunder or thereunder, except with respect to Fraud Claims or claims seeking equitable remedies.

SECTION 6.8 Accounts Receivable.

(a) The Seller Indemnifying Parties shall reimburse the Acquiror Indemnified Parties the amount by which the sum of all accounts receivable of the Companies reflected in the calculation of Closing Date Net Working Capital (the “Closing Date Receivables”) exceeds the sum of the amounts collected by the Companies in satisfaction of such Closing Date Receivables by the later of the due date or 180 days after the Closing Date. Amounts paid “on account” and not designated by the payor to be paid in satisfaction of specific invoices or clearly identifiable to specific invoices shall be presumed to have been paid in satisfaction of the payor’s oldest obligation to the Companies and shall be so applied on the books of the Companies.

(b) Upon payment to the Acquiror Indemnified Parties by the Seller Indemnifying Parties for any uncollected Closing Date Receivables pursuant to the terms hereof, Acquiror or its affiliates, as the case may be, shall assign to the Seller Indemnifying Parties all of Acquiror’s right, title and interest in and to such Closing Date Receivables.

SECTION 6.9 Tax Matters.

(a) Tax Returns. The Seller Parties shall prepare, or cause to be prepared, and shall timely file, or cause to be timely filed, all tax returns of the Companies, Alcomat, Allied Concrete and any of their Subsidiaries for all periods ending on or before the Closing Date. Acquiror shall prepare, or cause to be prepared, and shall timely file, or cause to be timely filed, all tax returns of the Companies, Alcomat, Allied Concrete and any of their Subsidiaries for all periods ending after the Closing Date.

(b) Sellers’ Obligations. The Seller Indemnifying Parties shall be responsible for and pay and shall indemnify and hold harmless the Acquiror Indemnified Parties with respect to (i) any and all taxes imposed on the Companies, Alcomat, Allied Concrete and any of their Subsidiaries or for which the Companies, Alcomat, Allied Concrete and any of their Subsidiaries are liable with respect to any periods ending on or before the Closing Date, including to the extent apportioned to such period pursuant to Section 6.9(d), and (ii) any costs or expenses with respect to taxes indemnified hereunder. Any indemnity required to be made by the Seller Indemnifying Parties pursuant to this Section 6.9(b) shall be made within 30 days after the Sellers’ receipt of written notice from Acquiror.

(c) Acquiror’s Obligations. Except as otherwise provided in Section 6.9(b), from and after the Closing Date, Acquiror and the Companies shall be solely responsible for the payment or discharge of all taxes imposed on the Companies, Alcomat, Allied Concrete and any of their Subsidiaries for (i) all periods ending after the Closing Date and (ii) any costs or expenses with respect to taxes indemnified hereunder. Acquiror shall indemnify, defend and hold the Seller Indemnified Parties harmless from any and all taxes that are Acquiror’s responsibility pursuant to the immediately preceding sentence. Any indemnity payment required to be made by Acquiror pursuant to this Section 6.9(c) shall be made within 30 days after Acquiror’s receipt of written notice from the Sellers.

(d) Apportionment. For the sole purpose of appropriately apportioning any taxes relating to a period that includes (but that would not end on) the Closing Date, Acquiror will, to the extent permitted by applicable Law, elect with the relevant taxing authority to treat for all purposes the Closing Date as the last day of a taxable period of the Companies, Alcomat, Allied Concrete and any of their Subsidiaries. In the case where applicable Law does not permit the Companies, Alcomat, Allied Concrete and any of their Subsidiaries to treat the Closing Date as the last day of a taxable period, then for purposes of this Agreement, the portion of such tax that is attributable to the Companies, Alcomat, Allied Concrete and any of their Subsidiaries for the part of such taxable period that ends on the Closing Date shall be (i) in the case of a tax that is not transaction-based, the total amount of such tax for the full taxable period that includes the Closing Date multiplied by a fraction, the numerator of which is the number of days from the beginning of such taxable period to and including the Closing Date and the denominator of which is the total number of days in such full taxable period, and (ii) in the case of transaction-based taxes, including any based on net income, the tax that would be due with respect to such partial period, if such partial period were a full taxable period, apportioning income, gain, expenses, loss, depreciation, deductions and credits equitably based on an interim closing of the books.

(e) Contests. For purposes of this Agreement, a “Contest” is any audit, court proceeding or other dispute with respect to any tax matter that affects the Companies, Alcomat, Allied Concrete and any of their Subsidiaries. Unless Acquiror has previously received written notice from the Sellers of the existence of such Contest, Acquiror shall give written notice to the Sellers of the existence of any Contest relating to a tax matter that is the responsibility of the Seller Indemnifying Parties under Section 6.9(b) within ten days from the receipt by Acquiror of any written notice of such Contest, but no failure to give such notice shall relieve the Seller Indemnifying Parties of any liability hereunder, except to the extent that the Seller Indemnifying Parties are prejudiced by such failure to give timely notice. Unless the Sellers have previously received written notice from Acquiror of the existence of such Contest, the Sellers shall give written notice to Acquiror of the existence of any Contest for which Acquiror has responsibility within ten days from the receipt by the Sellers of any written notice of such Contest. Acquiror, on the one hand, and the Sellers, on the other hand, agree, in each case at no cost to the other party, to cooperate with the other and the other’s representatives in a prompt and timely manner in connection with any Contest. Such cooperation shall include, but not be limited to, making available to the other party, during normal business hours, all books, records, returns, documents, files, other information (including, without limitation working papers and schedules), officers or employees (without substantial interruption of employment) or other relevant information necessary or useful in connection with any Contest requiring any such books, records and files. The Sellers shall, at their election, have the right to represent each of the Company’s interests in any Contest relating to a tax matter arising in a period ending on or before the Closing Date, to employ counsel of their choice at their expense and to control the conduct of such Contest, including settlement or other disposition thereof; provided, however, that Acquiror shall have the right to consult with the Sellers regarding any such Contest that may affect either of the Companies , Alcomat, Allied Concrete and any of their Subsidiaries or taxes relating to the BSI Properties for any periods ending after the Closing Date at Acquiror’s own expense and provided, further, that any settlement or other disposition of any such Contest may only be with the consent of Acquiror, which consent will not be unreasonably withheld, delayed or conditioned. Acquiror shall have the right to control the conduct of any Contest with respect to any tax matter arising in a period ending after the Closing Date.

(f) Controlling Provisions. In the event of any conflict between the provisions of this Section 6.9 and any other provisions of this Article VI, this Section 6.9 shall be controlling with respect to any claim for indemnification for taxes.

(g) Transfer Taxes. All city and county documentary, stamp or other transfer taxes relating to real property resulting from the transactions contemplated by this Agreement shall be borne and paid equally by the Seller Parties on the one hand and Acquiror on the other hand.

(h) BSI Properties Tax Apportionment. Any real property taxes imposed with respect to the BSI Properties for the taxable period that includes the Closing Date shall be borne by BSI and Acquiror (or its affiliates, including Alleyton), respectively, based on the proportionate number of days during such period that the BSI Properties were owned by BSI (which shall include the Closing Date), on the one hand, and Acquiror (or its affiliates, including Alleyton), on the other hand.

(i) BSI Properties Roll Back Tax Obligations. To the extent that real property taxes are owed with respect to the BSI Properties for any taxable period or portion thereof ending on or prior to the Closing Date solely as a result of Acquiror or its Affiliates changing the use of the BSI Properties after the Closing Date such that the BSI Properties fail to qualify for the “open space” or “agricultural use” real property tax exemptions, such real property taxes shall be borne and paid by Acquiror or its Affiliates.

ARTICLE VII.

CONDITIONS TO ACQUIROR’S OBLIGATIONS

The obligations of Acquiror hereunder shall be subject to the satisfaction, as of the Closing Date, of the following conditions (any of which may be waived, in whole or in part, by Acquiror):

SECTION 7.1 Representations and Warranties; Covenants. The representations and warranties of the Sellers contained in this Agreement (including the Disclosure Schedules, as they may have been supplemented or amended in accordance with Section 5.16, and Exhibits) or any certificate, instrument or other document delivered to Acquiror in connection herewith shall be true and correct in all material respects as of the Closing Date as if made on the Closing Date (without giving effect to any express limitation or qualification in such representations and warranties as to “materiality,” including the word “material” or “material adverse effect”); provided that the representations and warranties in Sections 3.1 and 3.2 shall be true and correct in all respects. The Sellers and the Companies shall have duly performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed by such parties at or prior to the Closing Date. Acquiror shall have been furnished with a certificate of the Seller Representative, dated the Closing Date, certifying on behalf of such Sellers in such detail as Acquiror reasonably may request to the fulfillment of the foregoing conditions.

SECTION 7.2 Certain Deliverables. The appropriate Seller, as the case may be, shall have furnished (or caused to be furnished) Acquiror with the following:

(a) assignments or other transfer documents as may be necessary to convey good and marketable title to all of the Equity Interests to Acquiror, free and clear of all Encumbrances and certifying that there are no outstanding options to acquire any Equity Interests or other ownership interests in the Companies;

(b) duly executed Deeds in the form set forth in Exhibit E (the “BSI Properties Deeds”) and an ALTA owner’s extended coverage policy of title insurance, together with any required endorsements, issued by a title company acceptable to Acquiror (and its lenders) insuring Acquiror’s fee simple interest in the Owned Property.

(c) the certificates referred to in Section 7.1 regarding fulfillment of closing conditions;

(d) certificates as to the good standing of each of the Companies, executed by the appropriate officials of the State of Texas and of each other state in which the Companies and any affiliate is qualified as a foreign corporation;

(e) resignations, effective on the Closing Date, of those persons named on Schedule 7.2(e) who are at the time officers and managers of either of the Companies;

(f) the minute books, ownership transfer and similar records and entity seals of each of the Companies;

(g) a certificate of non-foreign status of each of the Seller Parties, reasonably acceptable to Acquiror, satisfying the requirements of Section 1.1445-2(b)(2)(i) of the United States Treasury Regulations promulgated under the Code;

(h) all termination statements and instruments of release, in form and substance satisfactory to counsel for Acquiror, releasing and discharging all Encumbrances (other than Permitted Encumbrances) against the Companies, the assets of the Companies or the BSI Properties or otherwise providing for the release and discharge of such items upon such terms and conditions as are acceptable to Acquiror and evidence of the payment or cancellation of all Closing Indebtedness;

(i) the originals, or copies certified to the satisfaction of Acquiror, of all Property Leases and Title Documents with respect to the Real Property and Property Leases with respect to the Leased Property and the usual and customary documents with respect to the transfer of the Real Property and the Leased Property;

(j) if the Seller is married, a duly executed Spousal Consent in the form set forth in Exhibit F (the “Spousal Consent”);

(k) Employment Agreements duly executed by Alleyton and the Company Employees set forth on Schedule 7.13;

(l) an assignment of the leases set forth on Schedule 7.2(l) to Alleyton;

(m) the Alcomat Title Insurance Policies, from which the Alcomat Title Objections shall have been removed; and

(n) such other documents relating to the Companies, the Seller Parties, the BSI Properties, the Equity Interests or the Transactions as Acquiror reasonably may request.

SECTION 7.3 Material Adverse Change. (a) Since the Balance Sheet Date, (i) there shall not have been any material adverse change in the business, financial condition, properties or results of operations of the Companies and the BSI Properties taken as a whole; provided, however, that the following shall not be deemed to constitute, and shall not be taken into account in determining whether there has been, any such material adverse change: (x) general business or economic conditions and events that do not materially disproportionately affect the Companies, taken as a whole, as compared to other businesses engaged in the industry in which the Companies operate and (y) conditions that generally affect the industry in which the Companies operate that do not materially disproportionately affect the Companies taken as a whole, as compared to other businesses engaged in the industry in which the Companies operate (a “Material Adverse Change”), and (ii) there shall not exist any known fact, event, change or circumstance that would reasonably be expected to result in a Material Adverse Change; and (b) Acquiror shall have been furnished with a certificate of the Seller Representative, dated the Closing Date, to that effect.

SECTION 7.4 Related Party Advances. On the Closing Date, except for those items described on Schedule 7.4, all notes payable, accounts receivable, advances, loans and other amounts owing to the Companies by any officer, employee, Seller, former member, stockholder or manager and directors shall have been repaid in full to the Companies.

SECTION 7.5 Legal Proceedings. No Proceeding shall be pending or threatened before or by any court or Governmental Authority (a) challenging the Transactions or otherwise seeking damages, or (b) seeking to restrain or prevent the carrying out of the Transactions or to prohibit or limit the ability of the Companies, Acquiror or its affiliates, as applicable, to exercise full rights of ownership of the Equity Interests or the BSI Properties or to operate or control the assets, property and business of the Companies after the Closing Date.

SECTION 7.6 General Release. The Sellers, the spouses of any Seller Parties who are married and those officers and members of the Companies as described on Schedule 7.6 shall have delivered to the Companies a general release, substantially in the form of Exhibit G, of all claims they may have through the Closing Date against the Companies.

SECTION 7.7 Illegality. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order that has the effect of (a) making the Transactions illegal or otherwise restraining or prohibiting the consummation of the Transactions or (b) prohibiting or limiting the ability of Acquiror or its affiliates to exercise full rights of ownership of the Equity Interests or Acquiror or Alleyton to own, control or operate the BSI Properties or the Companies to operate or control their assets, property and business after the Closing Date.

SECTION 7.8 Third Party Consents. The Companies and Acquiror shall have received to Acquiror’s satisfaction all consents, waivers, approvals, amendments and authorizations from Government Authorities or other third parties that are reasonably necessary or desirable under any applicable Law, Permit, license, agreement, contract or otherwise in connection with the consummation of the Transactions or to enable the Companies to own and control their assets and conduct their business after the Closing and Acquiror to own the Equity Interests and Alleyton to own, control and operate the BSI Properties, including enjoying the benefits of all such Permits, licenses, agreements or contracts in all material respects consistent with past practice; including, without limitation the consents set forth on Schedule 7.8.

SECTION 7.9 HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the Transactions shall have expired or shall have been terminated.

SECTION 7.10 Financing. Acquiror and/or its affiliates shall have received the financing proceeds contemplated by Acquiror to finance the Transaction and the related fees and expenses.

SECTION 7.11 Indebtedness. The Companies shall have no outstanding Indebtedness other than Indebtedness to be repaid at Closing and the Companies shall not be in default of the terms of any loan or credit agreement or other agreement relating to the Indebtedness either prior to or as a consequence of the Closing of the Transactions.

SECTION 7.12 Diligence. In consideration of the agreements contained herein, including the rights of the Sellers and TBGSI under Section 5.16 to supplement and amend the Disclosure Schedules, and in recognition of the fact that Acquiror’s due diligence review and consideration of the

Companies, the BSI Properties and the advisability of the Transactions will continue after the date hereof with respect to issues and facts both known and unknown, disclosed (on the schedules hereto or otherwise) and not yet disclosed, Acquiror shall have completed such review and consideration with respect to all aspects of the Companies, the BSI Properties and the Transactions, including without limitation, their respective business, Real Property (and title thereto), the Owens Property, reserves, environmental condition, legal matters and any other factors considered by Acquiror, and the results of such review and consideration shall be satisfactory to Acquiror in its sole discretion. This discretion may be exercised whether or not there has been any Material Adverse Change and without regard to considerations of the “materiality” of any issue.

SECTION 7.13 Employment Agreements. Alleyton will have entered into Employment Agreements in the form of Exhibit I hereto with each of the Company Employees set forth on Schedule 7.13 (such agreements with such individuals, the “Employment Agreements”).

SECTION 7.14 Kleimann Lease. Alleyton will have entered into a lease with R.C. Kleimann, Sr. and Patsy Kleimann for the property informally known as the Kleimann Property, as more fully described on Schedule 7.14 hereto, and such lease shall be reasonably satisfactory to Acquiror.

ARTICLE VIII.

CONDITIONS TO THE SELLERS’ OBLIGATIONS

The obligations of the Sellers hereunder shall be subject to the satisfaction, as of the Closing Date, of the following conditions (any of which may be waived, in whole or in part, by the Seller Representative in its sole discretion):

SECTION 8.1 Representations and Warranties; Covenants. The representations and warranties of Acquiror contained in this Agreement (including the Schedules and Exhibits), or any certificate, instrument or other document delivered by it in connection herewith, shall be true and correct in all material respects as of the Closing Date, as if made on the Closing Date (without giving effect to any express limitation or qualification in such representations and warranties as to “materiality,” including the word “material” or “material adverse effect”); provided that the representations and warranties in Sections 4.1 and 4.2 shall be true in all respects. Acquiror shall have duly performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed by Acquiror at or prior to the Closing Date. The Seller Representative shall have been furnished with a certificate of an appropriate officer of Acquiror, dated the Closing Date, certifying in such detail as the Seller Representative reasonably may request to the fulfillment of the foregoing conditions.

SECTION 8.2 Certain Deliverables. Acquiror shall have furnished (or cause to be furnished) the Seller Representative with the following:

(a) the certificate referred to in Section 8.1 regarding fulfillment of closing conditions; and

(b) such other documents relating to Acquiror as the Seller Representative reasonably may request.

SECTION 8.3 Legal Proceedings. No Proceeding shall be pending or threatened before or by any court or Governmental Authority challenging the Transactions or otherwise seeking damages or seeking to restrain or prevent the carrying out of the Transactions.

SECTION 8.4 Illegality. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order that has the effect of making the Transactions illegal or otherwise restraining or prohibiting the consummation of the Transactions.

SECTION 8.5 HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the Transactions shall have expired or shall have been terminated.

ARTICLE IX.

TERMINATION

SECTION 9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of Acquiror, on the one hand, and the Seller Representative, on the other hand;

(b) by the Seller Representative or Acquiror if the Transactions shall not have been consummated by 11:59 p.m. eastern time on January 31, 2014 (and no later than such time and date, such time and date being materially important to the parties) (the “Termination Date”); provided, that the right to terminate this Agreement under this Section 9.1(b) shall not be available if the failure of the party so requesting termination to comply with its obligations under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Transactions to be consummated on or prior to such date;

(c)(i) by the Seller Representative if any of the conditions to the Sellers’ obligations described in Article VIII are not satisfied by the Termination Date or if satisfaction of such conditions is or becomes impossible and the Seller Representative has not waived such condition or (ii) by Acquiror if any of the conditions to Acquiror’s obligations described in Article VII are not satisfied by the Termination Date or if satisfaction of such conditions is or becomes impossible and Acquiror has not waived such condition;

(d) by the Seller Representative or the Acquiror in the event that any Governmental Authority shall have issued an Order or taken any other action restraining, enjoining or otherwise prohibiting the Transactions and such Order or other action shall have become final and nonappealable;

(e) by Acquiror, if between the date hereof and the Closing, (i) an event or condition occurs that is, or is reasonably likely to (A) result in a Material Adverse Change or (B) be materially adverse to the ability of the Sellers or the Companies to perform their obligations under this Agreement or any Ancillary Agreement or to consummate the Transactions, including, without limitation, as a consequence of any material impediment, interference or delay or (ii) Acquiror shall determine in its sole discretion that the condition in Section 7.12 will not be satisfied.

SECTION 9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or their respective affiliates, officers, directors, principals, managers, members or equityholders with respect to such termination or the Transactions arising under this Agreement or otherwise whether based on a contract claim hereunder, or otherwise, unless a party hereto failed to use good faith efforts to satisfy its covenants and agreements set forth herein, provided, that Section 5.6 relating to confidentiality, Section 10.2 relating to fees and expenses, Section 10.3 relating to governing law, Section 10.4 relating to notices, Section 10.5 relating to submission to jurisdiction, Section 10.6 relating to entire agreement, Section 10.12 relating to third-party beneficiaries and this Section 9.2 shall survive any such termination and remain in effect.

ARTICLE X.

MISCELLANEOUS

SECTION 10.1 Survival of Representations, Warranties and Covenants. The covenants, agreements, representations and warranties entered into or made pursuant to this Agreement shall be continuing and survive the Closing Date for a period through and including the last day upon which a party may seek indemnification for a breach of such covenant, agreement, representation or warranty under Article VI.

SECTION 10.2 Expenses. Except as otherwise provided in this Agreement, each party shall pay its own expenses in connection with the preparation and performance of this Agreement and the consummation of the Transactions, including without limitation all fees and expenses of investment bankers, financial advisors, legal counsel, independent accountants and actuaries, whether or not the Closing shall have occurred. If the amount of Transaction Expenses for which the Companies are held responsible exceeds the amount used in the calculation of the Closing Date Companies Purchase Price, then the Seller Parties shall promptly reimburse the Companies or Acquiror for such amount.

SECTION 10.3 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal, substantive laws of the State of Delaware, without giving effect to the conflict of laws rules thereof that would apply the law of another state.

SECTION 10.4 Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein shall be deemed validly given, made or served if in writing and delivered personally or sent by certified mail, postage prepaid, or by overnight courier, or by facsimile, charges prepaid:

(a) if to Acquiror, addressed to:

c/o Summit Materials, LLC

1550 Wynkoop, 3rd Floor

Denver, CO 80202

Attention: Thomas Hill

                Anne Benedict

Facsimile: (202) 339-9517

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166-0193

Attention: Steven R. Shoemate

Facsimile: (212) 351-5316

(b) if to the Sellers or Seller Representative, addressed to:

P.O. Box 711

Columbus, Texas 78934

Facsimile: (979) 776-3544

with a copy to (which shall not constitute notice):

Dawn T. Dittmar

P.O. Box 3185

Bryan, Texas 77895

Facsimile: (979) 776-3544

or such other address as shall be furnished in writing by any party to the others.

SECTION 10.5 Jurisdiction; Agent for Service; Waiver of Jury Trial. Legal proceedings commenced by the parties hereto or any of their Representatives arising out of any of the Transactions shall be brought exclusively in the federal courts, or in the absence of federal jurisdiction in state courts, in either case in the State of Delaware. The parties hereto irrevocably and unconditionally submit to the jurisdiction of such courts and agree to take any and all future action necessary to submit to the jurisdiction of such courts. The parties hereto irrevocably waive any objection that they now have or hereafter may have to the laying of venue of any suit, action or proceeding brought in any such court and further irrevocably waive any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Final judgment against the parties hereto in any such suit shall be conclusive and may be enforced in other jurisdictions by suit on the judgment, a certified or true copy of which shall be conclusive evidence of the fact and the amount of any indebtedness or liability of the parties hereto therein described, or by appropriate proceedings under any applicable treaty or otherwise.

EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS.

SECTION 10.6 Entire Agreement. This Agreement, the Ancillary Agreements and the schedules, exhibits and other documents and agreements contemplated hereby and thereby represent the entire agreement among the parties hereto and supersedes and cancels any prior oral or written agreement, letter of intent or understanding related to the subject matter hereof or thereof.

SECTION 10.7 Binding Effect. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof nor any of the documents executed in connection herewith may be assigned by operation of Law or otherwise by any party hereto without the written consent of the other parties hereto, except that Acquiror shall have the right to assign all or a portion of its rights and obligations under this Agreement to any affiliate of Acquiror if such transferee agrees to assume Acquiror’s obligations under this Agreement (it being understood that no such assignment shall relieve Acquiror of its obligations hereunder or thereunder). Nothing contained herein, expressed or implied, is intended to confer upon any Person or entity other than the parties hereto and their successors in interest and permitted assignees any rights or remedies under or by reason of this Agreement unless so stated herein to the contrary.

SECTION 10.8 Amendments; Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Seller Representative and Acquiror, or in the case of a waiver, by the party against whom the waiver is sought. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of any such rights.

SECTION 10.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties. This Agreement may be executed by facsimile signature and a facsimile signature shall constitute an original signature for all purposes.

SECTION 10.10 Severability. In the event any provision, or portion thereof, of this Agreement is held by a court having proper jurisdiction to be unenforceable in any jurisdiction, then such portion or provision shall be deemed to be severable as to such jurisdiction (but, to the extent permitted by Law, not elsewhere) and shall not affect the remainder of this Agreement, which shall continue in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not materially varied or is not affected in any manner materially adverse to any party or such party waives its rights under this Section with respect thereto in writing. If any provision of this Agreement is held to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is necessary for it to be enforceable.

SECTION 10.11 Intentionally Omitted.

SECTION 10.12 No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, entity, company, partnership, limited liability company or other unincorporated association other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

SECTION 10.13 Obligations of Holders. Whenever this Agreement requires the Companies, BSI, CGC, TBGSI or any of their affiliates to take or omit to take any action, such requirement shall be deemed to also include an undertaking on the part of the Equityholders to cause (i) the Companies, BSI, CGC, TBGSI or their affiliates, as the case may be to take or omit to take such action (or, if such obligation requires the Companies, BSI, CGC, TBGSI or affiliates to act or omit to act, to cause the Companies, BSI, CGC, TBGSI or their affiliates to act or omit to act uniformly with respect thereto) and (ii) to the extent necessary to effectuate the purpose of any such covenant, agreement or obligation, cause any other affiliate of the Companies, the Equityholders, CGC, TBGSI or BSI to take or omit to take such action.

SECTION 10.14 Interpretation. Each of the parties acknowledges that it participated in the drafting of this Agreement and, in the event that any dispute arises in the interpretation or construction of this Agreement, no presumption shall arise that any party drafted this Agreement. Whenever a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents, table of definitions and headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.

SECTION 10.15 Seller Representative.

(a) Each Equityholder hereby appoints Todd Barten as its Seller Representative (the “Seller Representative”) and Todd Barten accepts such appointment as the Seller Representative.

(b) The Seller Representative will serve as the agent and attorney-in-fact for the Seller Parties to facilitate the consummation of the Transactions, and in connection with the activities to be performed on behalf of the Seller Parties under this Agreement and any other related Transaction documents, for the purposes and with the powers and authority set forth in this Section 10.15, which will include the full power and authority:

(i) to take such actions and to execute and deliver such amendments, modifications, waivers, terminations and consents in connection with this Agreement and the other Transaction documents and the consummation of the Transactions as the Seller Representative, in his reasonable discretion, deems necessary or desirable to give-effect to intentions of this Agreement and the other Transaction documents;

(ii) as the agent and attorney-in-fact of the Seller Parties to enforce and protect the rights and interests of such Seller Parties and to enforce and protect the rights and interests of the Seller Parties arising out of or under or in any manner relating to this Agreement and each other Transaction document and, in connection therewith, to:

(A) resolve all questions, disputes, conflicts and controversies concerning (1) the Estimated Purchase Price Calculation Statement and the Final Purchase Price Calculation Statement and (2) indemnification claims pursuant to Article VI of this Agreement;

(B) employ such agents, consultants and professionals, delegate authority to their agents, take such actions and execute such documents on behalf of the Seller Parties in connection with this Agreement as the Seller Representative, in his reasonable discretion, deems to be in the best interest of the Seller Parties;

(C) investigate, defend, contest or litigate any action initiated by an Acquiror Indemnified Party, or any other Person, against a Seller Party, and receive process on behalf of any or all Seller Parties in any such claim, action or investigation and compromise or settle on such terms as the Seller Representative determines to be appropriate, give receipts, releases and discharges on behalf of the Seller Parties with respect to any such claim, action or investigation;

(D) file any proofs, debts, claims and petitions as the Seller Representative may deem advisable or necessary;

(E) settle or compromise any indemnification claim (pursuant to the terms of this Agreement) asserted under Article VI of this Agreement;

(F) assume, on behalf of the Seller Parties, the defense of any indemnification claim (pursuant to the terms of this Agreement) that is the basis of any claim asserted under Article VI of this Agreement;

(G) file and prosecute appeals from any decision, judgment or award related to any of the foregoing indemnification claims, actions or investigations, or others arising in connection with this Agreement it being understood that the Seller Representative will not have any obligation to take any such actions, and will not have liability for any failure to take any such action;

(iii) to enforce payment of any other amounts payable to the Seller Parties in each case on behalf of such Seller Parties, in the name of the Seller Representative;

(iv) to waive or refrain from enforcing any right of the Seller Parties arising out of or under or in any manner relating to this Agreement or any other Transaction document;

(v) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Seller Representative, in his sole and absolute direction, considers necessary or proper or convenient in connection with or to carry out the activities described above in paragraphs (i) through (iv) and the Transactions;

(vi) to receive payments from Acquiror, other than payment of the Closing Date Companies Purchase Price, on behalf of and for the Seller Parties and disbursing such payments to the Sellers in accordance with this Agreement or the Seller Parties’ interests;

(vii) to establish an escrow for the payment of joint expenses of the Seller Parties under this Agreement;

(viii) to prepare, review, contest, dispute, negotiate, resolve, or otherwise act in connection with the Estimated Purchase Price Calculation Statement;

(ix) to negotiate, settle, adjust, contest, dispute, resolve or otherwise deal with any investigations, audits, reviews, contests, disputes or claims of any tax authorities arising out of or related to the Companies’ or their affiliates’ tax returns or taxes;

(x) to inspect, review, examine or copy, or authorize representatives to do so, the books or records of the Acquiror, the Companies or their affiliates as permitted by this Agreement; and

(xi) collect, compromise, settle, receive, factor or negotiate, or prosecute, defend, settle or compromise any legal actions to collect, any Closing Date Receivables.

(c) All decisions, actions, consents, instructions and communications by the Seller Representative shall be binding upon the Seller Parties and no Seller Party shall have the right to object to, dissent from, protest or otherwise contest the same.

(d) The Acquiror is entitled to rely exclusively upon all decisions, actions, consents, instructions or communications of the Seller Representative under this Agreement as the decisions, actions, consents, instructions or communications of the Seller Parties. The Acquiror (i) need not be concerned with the authority of the Seller Representative to act on behalf of the Seller Parties appointing such Seller Representative, (ii) will not be held liable or accountable in any matter for any action taken in accordance with any decision, action, consent, instruction or communication of the Seller Representative and (iii) will not be held liable or accountable in any manner for any act or omission of the Seller Representative in such capacity.

(e) Each Seller Party makes, constitutes and appoints Todd Barten such Person’s true and lawful attorney-in-fact for and in such Person’s name, place, and stead and for its use and benefit, to prepare, execute, certify, acknowledge, swear to, file, deliver or record any and all agreements, instruments or other documents, and to take any and all actions, that are within the scope and authority of the Seller Representative provided for in this Section 10.15. The grant of authority provided for in this Section 10.15 is coupled with an interest and is being granted, in part, as an inducement to the parties to enter into this Agreement and is irrevocable and will survive the death, incompetency, bankruptcy or liquidation of any Seller Party and will be binding on any successor thereto.

(f) If Todd Barten becomes unable to perform his responsibilities as the Seller Representative under this Agreement or resigns from such position, Perry Glen Shepard will automatically be appointed to replace Todd Barten as the Seller Representative, and if Perry Glen Shepard becomes unable to perform his responsibilities as Seller Representative under this Agreement or resigns from such position, the Seller Parties shall be entitled to elect a new Seller Representative by a vote of the Seller Parties holding a majority of the Equity Interests at the date hereof. Notice of such appointment shall be sent to the Acquiror and until such notice is received, the Acquiror shall be entitled to rely on the-decisions, actions, consents,-instructions and communications of the prior Seller Representative. Any former Seller Representative will be entitled to the same indemnification rights and protection from liability provided to a then-serving Seller Representative with regard to any actions taken while serving as the Seller Representative.

(g) For purposes of obtaining consent from the Seller Representative, the Acquiror may rely on documents executed in multiple counterparts, the signatures of each individual appointed as the Seller Representative need not appear on the same counterpart and delivery of an executed counterpart signature page by facsimile or portable document format (.PDF) is as effective as executing and delivering such signature page in the presence of the other parties to this Agreement.

SECTION 10.16 Compensation; Exculpation.

(a) In dealing with this Agreement and any other instruments, agreements or documents relating thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Seller Representative, (i) the Seller Representative will not assume any, and will incur no, responsibility whatsoever to any Seller Party by reason of any error in judgment or other act or omission performed or omitted under this Agreement or in connection with this Agreement or any other transaction document, unless the Seller Representative’s error in judgment, act or omission constitutes gross negligence or willful misconduct; (ii) the Seller Representative will be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Seller Representative pursuant to such advice will in no event subject the Seller Representative to liability to any Seller Party unless by the Seller Representative’s gross negligence or willful misconduct; and (iii) the Seller Representative will be entitled to indemnification from and be held harmless by the Seller Parties, jointly and severally, appointing such Seller Representative against any loss, expense (including reasonable attorneys’ fees) or other liability arising out of his service as a Seller Representative under this Agreement, other than for harm directly caused by the Seller Representative’s fraudulent act.

(b) All of the immunities and powers granted to the Seller Representative under this Agreement will survive the Closing or any termination of this Agreement.

SECTION 10.17 Accredited Investor Representations. As of the date hereof, the Major Sellers have executed and delivered the Accredited Investor certification in the form set forth on Exhibit H hereto.

(Signature Page Follows)

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first written.

SUMMIT MATERIALS, LLC

By:	/s/ Michael Brady
Name: Michael Brady
Title: Executive Vice President

[Signature Page to Acquisition Agreement]

ALLEYTON RESOURCE CORPORATION

By:	/s/ Todd Barten
	Name:	Todd Barten
	Title:	President

COLORADO GULF, LP

By: TEXAS CGC, LLC, its General Partner

By:	/s/ Todd Barten
	Name:	Todd Barten
	Title:	Managing Member

TEXAS CGC, LLC

By:	/s/ Todd Barten
	Name:	Todd Barten
	Title:	Managing Member

BARTEN SHEPARD INVESTMENTS, LP

By: TBGSI CORP., its General Partner

By:	/s/ Todd Barten
	Name:	Todd Barten
	Title:	President

TBGSI CORP.

By:	/s/ Todd Barten
	Name:	Todd Barten
	Title:	President

EQUITYHOLDERS:

By:	/s/ Todd Barten
	Name:	Todd Barten

By:	/s/ Glen Shepard
	Name:	Glen Shepard

[Signature Page to Acquisition Agreement]

EQUITYHOLDERS:

By:	/s/ Johnny Cook
	Name:	Johnny Cook

By:	/s/Steve Rhodes
	Name:	Steve Rhodes

By:	/s/ Frank Bantle, Sr.
	Name:	Frank Bantle, Sr.

[Signature Page to Acquisition Agreement]